Exhibit T3C

Execution Version

GOODMAN NETWORKS INCORPORATED

8.000% SENIOR SECURED NOTES DUE 2022

INDENTURE

Dated as of May 31, 2017

UMB BANK, NATIONAL ASSOCIATION,

as Trustee,

and

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section

310(a)(1)	7.10

(a)(2)	7.10

(a)(3)	N.A.

(a)(4)	N.A.

(a)(5)	7.10

(b)	7.10

311(a)	7.11

(b)	7.11

(c)	N.A.

312(a)	2.05

(b)	14.03

313(a)	7.06

(b)(1)	10.08

(b)(2)	7.06; 7.07

(c)	7.06; 10.08; 14.02

(d)	7.06

314(a)	4.03; 14.02; 14.05

(b)	N.A.

(c)(1)	14.05

(c)(2)	14.05

(c)(3)	N.A.

(d)	10.08

(e)	14.05

(f)	N.A.

315(a)	7.01

(b)	7.05; 14.02

(c)	7.01

(d)	7.01

(e)	6.11

316(a) (last sentence)	2.09

(a)(1)(A)	6.05

(a)(1)(B)	6.04

(a)(2)	N.A.

(b)	6.07; 10.05

(c)	2.12

317(a)(1)	6.08

(a)(2)	6.09

(b)	2.04

318(a)	14.01

(b)	N.A.

(c)	14.01

N.A. means not applicable.

*	This Cross Reference Table is not part of the Indenture.

i

SCHEDULE

Schedule 1.01(a)	LIST OF COMPETITORS

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	[RESERVED]
Exhibit C	[RESERVED]
Exhibit D	[RESERVED]
Exhibit E	FORM OF NOTATION OF GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE
Exhibit G	[RESERVED]
Exhibit H	FORM OF INTERCREDITOR AGREEMENT
Exhibit I	FORM OF PLEDGE AND SECURITY AGREEMENT

v

INDENTURE dated as of May 31, 2017 by and among Goodman Networks Incorporated, a Texas corporation, UMB Bank, National Association, as Trustee, and U.S. Bank National Association, as Collateral Agent.

The Company, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 8.000% Senior Secured Notes due 2022 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01	Definitions.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“ABL Representative” has the meaning set forth in the Intercreditor Agreement.

“Act of Required Holders” means, as to any matter, a direction in writing delivered to the Collateral Agent by the Holders representing more than 50% of the aggregate principal amount of the Notes then outstanding voting as a single class.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Period” means each fiscal quarter of the Company, commencing with the first full fiscal quarter that begins following May 31, 2017.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note at the third anniversary of the date of this Indenture, (such redemption price being set forth in the table appearing in Section 3.07 hereof) plus (ii) all required interest payments due on the Note through the third anniversary of the date of this Indenture, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) any Casualty Event or (ii) the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of the Company’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 hereof and/or Section 5.01 hereof, and not by Section 4.10 hereof; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries that are Guarantors;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company that is a Guarantor;

(4) the sale, lease or other transfer of products, services, inventory or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);

(5) licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property or other general intangibles in the ordinary course of business;

(6) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7) the granting of Liens not prohibited by Section 4.12 hereof;

(8) the sale or other disposition of cash or Cash Equivalents;

(9) a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment;

(10) dispositions of Investments or receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; and

(11) the sale of receivables resulting from that certain supplier agreement with the Company, as supplier, and Citibank, N.A., or other financial institutions from time to time parties to such agreement or similar supplier agreements, in each case with respect to certain receivables from AT&T Services, Inc. or its Affiliates, on terms and conditions substantially similar to the terms and conditions of such agreements in existence on the date hereof.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended from time to time.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular

“person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing clauses (1) through (4) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Casualty Event” means any taking under power of eminent domain or similar proceeding and any insured loss, in each case relating to property or other assets that constituted Collateral.

“CFC” means “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code.

“CFC Holdco” means any Subsidiary (i) that is a disregarded entity for U.S. federal income tax purposes and (ii) substantially all of the assets of which consist of Capital Stock of one or more CFC Holdcos or Controlled Foreign Corporations.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person”

(as defined above)), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction); or

(5) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Clearstream” means Clearstream Banking, S.A.

“Collateral” means all assets, whether now owned or hereafter acquired by Company or any Guarantor, in which a Lien is granted or purported to be granted to any Secured Party as security for any Notes Obligations (including, but not limited to, Accounts, Chattel Paper, Documents, General Intangibles, Instruments, Intellectual Property (as defined in the Notes Security Agreement), Insurance (as defined in the Notes Security Agreement), Inventory, Investment Related Property (as defined in the Notes Security Agreement), Letters of Credit and Letter-of-Credit Rights, Payment Intangibles, Receivables (as defined in the Notes Security Agreement), Receivables Records (as defined in the Notes Security Agreement), Supporting Obligations, Deposit Accounts, Money, cash and cash equivalents, Commercial Tort Claims, Equipment, Goods, and accessions to, substitutions for, and replacements, proceeds of Notes Collateral (as defined in the Intercreditor Agreement ) and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts, and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing, and all other assets of Company and each Guarantor now or hereafter as set forth in the Security Documents), to the extent not otherwise included above, all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing, and to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing, excluding, for the avoidance of doubt, Excluded Assets. Capitalized terms used in this definition but not otherwise defined in this Indenture shall have the respective meaning given to such term in the Uniform Commercial Code as in effect from time to time in the State of New York (and, if defined in more than one Article thereof, shall have the meaning given in Article 9 thereof).

“Collateral Agent” means U.S. Bank National Association, in its capacity as collateral agent hereunder and under the Security Documents and under the Intercreditor Agreement, together with its successors in such capacity.

“Collateral Proceeds Account” means one or more deposit accounts or securities accounts established or maintained by the Company, any Guarantor or the Collateral Agent or its agent for the sole purpose of holding the proceeds of any sale or other disposition of any Notes Priority Collateral that are required to be held in trust in such account or accounts pursuant to the terms of any Notes Document.

“Company” means Goodman Networks Incorporated, a Texas corporation, and any and all successors thereto.

“Competitor” means a Person that is currently, or to the knowledge of the Board of Directors, has taken reasonable steps to be in the business of providing any of the following services: (1) onsite installation, upgrade or maintenance of satellite television systems, digital cable television, high speed internet, video surveillance, home security, home and business internet of things solutions, commercial audio/video solutions, digital media solutions or related activities; (2) outside plant engineering or design, engineering, construction, installation, deployment or maintenance of wireless, small cell, DAS or wireline networks; and (3) any material line of business into which the Company or its Subsidiaries enter as determined by the Board of Directors in good faith (at which time the Company shall update the list of Competitors maintained and published on its secure website); provided, however, that Genesis Networks Enterprises, LLC and its Affiliates shall not be deemed to be a Competitor; provided further, however, that private investors, money managers and registered investment advisers shall not be deemed to be a Competitor unless they control, are controlled by, or are under common control with, a Competitor. Holders of, and prospective investors in, the Notes, common stock and PIK Preferred Stock of the Company are entitled to rely on a list of Competitors in the form of Schedule 1.01(a) maintained and published by the Company on its secure website and such Schedule may be modified from time to time by the Board of Directors. As of the date hereof, the list of Competitors is set forth on Schedule 1.01(a) hereto.

“Competitor Affiliate” means, with respect to any Competitor, any Person which directly or indirectly controls, is controlled by or is under common control with, such Competitor. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Competitor, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, a Person shall be deemed to control a Competitor if it (i) has the contractual right to appoint, elect or cause the election of, a majority of the directors, managers or other managing authority, or (ii) beneficially owns, directly or indirectly, at least a majority of the outstanding equity securities or other ownership interests entitled to vote for the election of, or appoint, directors, managers or other managing authority.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits and state, franchise and similar taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) all consolidated interest expense of such Person and its Restricted Subsidiaries, determined in accordance with GAAP, for such period to the extent that such consolidated interest expense was deducted in computing such Consolidated Net Income; plus

(4) all Fixed Charges of such Persons and its Restricted Subsidiaries, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(5) any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(6) any expense or deduction taken related to expenses or fees to enter into this Indenture and the Existing ABL Agreement; plus

(7) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(8) [reserved]; plus

(9) [reserved]; plus

(10) [reserved]; plus

(11) any fees and expenses (including reasonable legal fees) relating to the consummation of any acquisition or the making of Investments permitted hereunder; plus

(12) any fees and expenses relating to the issuance of Equity Interests or Indebtedness permitted hereunder; plus

(13) any extraordinary, exceptional, unusual or non-recurring restructuring redundancy or severance loss, charge or expense, to the extent such losses, charges or expenses were deducted in computing such Consolidated Net Income; minus

(14) any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(15) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated EBITDA of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1) all extraordinary gains (but not losses) and all gains (but not losses) realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(2) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3) the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, that the Consolidated Net Income of such Person shall be, increased by the amount of dividends or similar distributions that are actually paid in cash to such Person in respect of such period, to the extent not already included therein; and

(4) the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Tangible Assets” means of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Restricted Subsidiaries is available, minus total goodwill and other intangible assets of such Person and its Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with generally accepted accounting principles.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of this Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Trust Office of the Collateral Agent” will be at the address of the Collateral Agent specified in Section 14.02 hereof or such other address to which the Collateral Agent may give notice to the Company and Trustee.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 14.02 hereof or such other address as to which the Trustee may give notice to the Company and Collateral Agent.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Existing ABL Agreement), credit agreements, commercial paper facilities, note purchase agreements, indentures, or other agreements, in each case with banks, lenders, purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables), letters of credit, Notes or other borrowings or other extensions of credit, including any Notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any Guarantor.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of the Company by the Company (other than Disqualified Stock and other than to a Subsidiary of the

Company) or (2) of Equity Interests of a direct or indirect parent entity of the Company (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Excess Cash Flow” means, for any Applicable Period, the remainder (if positive) of

(a) the sum of, without duplication:

(i) Consolidated EBITDA for such Applicable Period;

(ii) the decrease, if any, in working capital of the Company and its Restricted Subsidiaries on a consolidated basis from the first day to the last day of such Applicable Period;

(iii) the proceeds of Asset Sales during such Applicable Period to the extent (x) not reinvested (or committed to be reinvested) by the Company or a Restricted Subsidiary pursuant to the terms hereof and (y) the Company has made an Asset Sale Offer pursuant to Section 4.10 hereof that has not been accepted by Holders of Notes and Excess Proceeds remain therefrom; and

(iv) cash that is released from escrow during such Applicable Period and restricted cash on hand at the beginning of such Applicable Period that is released from being restricted cash during such Applicable Period; minus

(b) the sum of, without duplication:

(i) the aggregate amount of all capital expenditures made by the Company and its Restricted Subsidiaries during such Applicable Period to the extent funded with internally generated cash in an amount not to exceed $1.5 million per Applicable Period;

(ii) the increase, if any, in working capital of the Company and its Restricted Subsidiaries on a consolidated basis from the first day to the last day of such Applicable Period;

(iii) the aggregate amount of consolidated interest expense of the Company and its Restricted Subsidiaries for such Applicable Period actually paid in cash during such Applicable Period;

(iv) the aggregate amount of taxes actually paid in cash by the Company and its Restricted Subsidiaries to the extent funded with internally generated cash during such Applicable Period;

(v) the aggregate amount of dividends in respect of the PIK Preferred Stock actually paid in cash by the Company and its Restricted Subsidiaries during such Applicable Period;

(vi) any amounts that are applied to redeem the PIK Preferred Stock by the Company during such Applicable Period up to an aggregate amount of $10.0 million for all Applicable Periods; and

(vii) an amount equal to expenses that were added back in calculating Consolidated EBITDA to the extent such expenses were actual cash expenditures during such Applicable Period.

“Excess Cash Flow Amount” means for any Applicable Period, an amount equal to the lesser of (i) the applicable Excess Cash Flow Percentage for such Applicable Period multiplied by the Excess Cash Flow during such Applicable Period and (ii) Excess Net Cash on the last day of such Applicable Period; provided, that if the Excess Cash Flow Amount is less than or equal to $1.0 million during any Applicable Period, the Company shall not be required to make an Excess Cash Flow Offer in respect of the Notes during such Applicable Period and such Excess Cash Flow Amount shall be added to the Excess Cash Flow Amount for each subsequent Applicable Period until the Excess Cash Flow Amount for any one Applicable Period exceeds $1.0 million; provided, further, that the foregoing proviso shall not apply to Excess Cash Flow Amounts applied to the redemption of the PIK Preferred Stock.

“Excess Cash Flow Percentage” means (a) on or prior to the date upon which the PIK Preferred Stock has been redeemed in full, (i) (A) 75% of Excess Cash Flow or (B) at the option of the Company, a percentage greater than 75% and not to exceed 100%, in each case if the Leverage Ratio is greater than or equal to 3.50 to 1.00 and (ii) (B) 50% of Excess Cash Flow or (B) at the option of the Company, a percentage greater than 50% and not to exceed 100%, in each case if the Leverage Ratio is less than 3.50 to 1.00 and (b) after the date upon which the PIK Preferred Stock has been redeemed in full, 50% of Excess Cash Flow or, at the option of the Company, any amount greater than 50% and not to exceed 100%.

“Excess Net Cash” means, as of any date, Net Cash minus $15,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means any general intangibles of Company or any Guarantor to the extent that (i) such general intangibles are not assignable or capable of being encumbered as a matter of law or under the terms of any license or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law) without the consent of the licensor thereof or other applicable party thereto and (ii) such consent has not been obtained.

“Excluded Domestic Holdco” means a Domestic Subsidiary substantially all of the assets of which consist of Capital Stock of one or more Excluded Domestic Holdcos, CFCs or CFC Holdcos.

“Existing ABL Agreement” means that certain Credit and Security Agreement dated as of the date hereof (as hereafter amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time) by and among the Company, as a borrower, Multiband Field Services, Inc., as a borrower, Goodman Network Services, LLC, as a borrower, MidCap Financial Trust, as agent or any successor agent thereto (the “ABL Agent”) and lender, certain financial institutions and other entities from time to time party thereto.

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness described in clauses (1) and (3) of the definition of Permitted Debt) in existence on the date of this Indenture, until such amounts are repaid.

“Existing Indenture” means that certain Indenture, dated as of June 23, 2011 (as amended prior to the date hereof), between the Company and Wells Fargo Bank, National Association, as trustee.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of (a) the Consolidated EBITDA of such Person for such period minus non-financed capital expenditures (including capital expenditures financed with the proceeds of any Indebtedness) paid or payable currently in cash by the Company or any of its Subsidiaries for such period to (b) the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) all scheduled amortization payments of principal paid or due and payable during such period by the Company or any of its Restricted Subsidiaries in respect of any Indebtedness (including scheduled payments of the principal portion of Capital Lease Obligations); plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings; plus

(3) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, plus

(4) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(5) all Restricted Payments made by such Person and its Restricted Subsidiaries during such period, including payments in respect of the PIK Preferred Stock (whether in the form of redemption of the PIK Preferred Stock or cash dividends or pay-in-kind accretion in respect of the PIK Preferred Stock); provided, however, that the first $10.0 million in the aggregate for the term of this Indenture paid in respect of redemptions of the PIK Preferred Stock shall be excluded from the calculation of Fixed Charges for the period or periods during which such redemptions are made; plus

(6) the aggregate amount of federal, state, local and foreign income taxes and franchise and similar taxes paid by such Person and its Restricted Subsidiaries paid in cash during such period; plus

(7) to the extent not already included in the foregoing clauses (5) and (6), the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests paid prior to the date of this Indenture or payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Indenture.

“Global Note Legend” means the legend set forth in Section 2.06(d) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01 hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to Company or any Guarantor, any obligations of such Company or Guarantor owed to any ABL Creditor (or any of its affiliates) in respect of any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Holder” means a Person in whose name a Note is registered.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any Guarantor.

“Indebtedness” means, with respect to any specified Person, any Indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $112.5 million aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Insolvency Proceeding” means:

(1) any case commenced by or against Company or any Guarantor under the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Company or any Guarantor, any receivership or assignment for the benefit of creditors relating to Company or any Guarantor or any similar case or proceeding relative to Company or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of, or relating to, Company or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, unless otherwise permitted by the ABL Documents and the Notes Documents;

(3) any proceeding seeking the appointment of a trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to Company or any Guarantor or any of their respective assets;

(4) any other proceeding of any type or nature in which substantially all claims of creditors of Company or any Guarantor are determined and any payment or distribution is or may be made on account of such claims; or

(5) an analogous procedure or step in any jurisdiction.

“Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form attached hereto as Exhibit H, dated as of the date of this Indenture, among Company, the Guarantors, MidCap Financial Trust, as ABL Agent, and the Collateral Agent, as amended, modified, supplemented, replaced, restated or amended and restated from time to time.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to Officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07 hereof. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.07 hereof Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Leverage Ratio” means, for any Applicable Period of the Company and its Restricted Subsidiaries, the ratio of (x) the sum of (i) the aggregate principal balance of Indebtedness under the Notes and (ii) the aggregate amount of PIK Preferred Stock, in each case outstanding on the last day of such Applicable Period to (y) the Consolidated EBITDA of the Company and its Restricted Subsidiaries for the four consecutive fiscal quarters ending on the last day of such Applicable Period, with such adjustments to the amount of Indebtedness and Consolidated EBITDA as are consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means the mortgages, deeds of trust, deeds to secure the Notes Obligations or other similar documents securing Liens on the premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Net Cash” means, as of any date, unrestricted cash of the Company and its Restricted Subsidiaries minus borrowings in an amount not to exceed $15.0 million under any Credit Facilities permitted pursuant to Section 4.09(b)(1).

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any reasonable tax sharing arrangements, to be applied to the repayment of Indebtedness other than any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture; provided, however, that if such Additional Notes are issued under the same CUSIP, either (i) such Additional Notes must constitute the “same issue” as the Initial Notes within the meaning of U.S. Treasury Regulation Section 1.1275-1(f) or a “qualified reopening” pursuant to U.S. Treasury Regulation Section 1.1275-2(k) or (ii) the Initial Notes and such Additional Notes must be issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes. Unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Documents” means the Indenture, the Notes, the Notes Guarantee and each Security Document.

“Notes Obligations” means (a) all principal of and interest (including without limitation any post-petition interest) and premium (if any) on all Indebtedness under this Indenture, (b) all guarantee obligations, indemnities, fees, expenses and other amounts payable from time to time pursuant to the Notes Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding and (c) all other Obligations in respect thereof.

“Notes Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Notes Representative” has the meaning set forth in the Intercreditor Agreement and shall mean the Collateral Agent as directed by the Trustee who is acting in accordance with the direction of the Holders pursuant to Act of Required Holders.

“Notes Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, by and among the Company, each of the grantors parties thereto and U.S. Bank National Association, as Collateral Agent, as amended, modified, supplemented, replaced, restated or amended and restated from time to time.

“Obligations” means (a) any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency Proceeding at the specified rate, including the post-default rate hereunder (if applicable) and any applicable post-default rate specified in the ABL Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Company and the Guarantors under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer, the General Counsel, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the chief executive officer, the chief financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 14.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 14.05 hereof to the extent applicable. The counsel may be counsel to the Company, any Subsidiary of the Company or the Trustee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of this Indenture.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company that is a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7) [reserved];

(8) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $1.0 million at any one time outstanding; provided, that no individual employee of the Company shall receive loans and advances in an aggregate amount in excess of $25,000;

(9) repurchases of the Notes;

(10) any guarantee of Indebtedness permitted to be incurred by Section 4.09 hereof other than a guarantee of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary of the Company;

(11) any Investment existing on, or made pursuant to binding commitments existing on, the date of this Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of this Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of this Indenture or (b) as otherwise permitted under this Indenture;

(12) Investments acquired after the date of this Indenture as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under Section 5.01 hereof after the date of this Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13) other Investments in any Person other than an Affiliate of the Company that is not a Subsidiary of the Company having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed $5.0 million;

(14) receivables owing to, the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

(15) Investments in the nature of deposits with respect to lease provided to third parties in the ordinary course of business; and

(16) prepaid expenses, deposits, advances, or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries.

“Permitted Liens” means:

(1) Liens held by the Collateral Agent on the Collateral securing the Notes Obligations;

(2) Liens on the Collateral securing Indebtedness incurred pursuant to clause (1) of the definition of Permitted Debt, so long as such Liens on the Notes Priority Collateral are subordinated to the Liens on the Notes Priority Collateral securing the Notes Obligations pursuant to the Intercreditor Agreement;

(3) Liens in favor of the Company or any Restricted Subsidiary that is a Guarantor;

(4) Liens on property or Capital Stock of a Person existing at the time such Person is acquired by, merged with or into or consolidated, combined or amalgamated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to and were not incurred in connection with or in contemplation of, such merger, acquisition, consolidation, combination or amalgamation and do not extend to any assets other than those of the Person acquired by or merged into or consolidated, combined or amalgamated with the Company or the Restricted Subsidiary;

(5) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to and were not incurred in connection with or in contemplation of, such acquisition and de not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(6) Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to, assure payment of such obligations);

(7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of Section 4.09(b) hereof covering only the assets acquired with or financed by such Indebtedness;

(8) Liens existing on the date of this Indenture, other than liens set forth in clauses (1) and (2) above;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10) Liens imposed by law (other than with respect to tax), such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(11) survey exceptions, easements or reservations of, or rights of others for, Licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture (other than with respect to Indebtedness incurred pursuant to clauses (1) or (3) of the definition of Permitted Debt); provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured the original Lien, and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14) filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(15) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18) grants of software and other technology licenses in the ordinary course of business;

(19) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(21) Liens on leases, subleases or sublicenses granted to others in the ordinary course of business that do not interfere in any material respect to the business of the Company or any Restricted Subsidiary; and

(22) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations arising under that certain Home Services Provider Agreement, between the Company and DirectTV, in existence on the date of this Indenture, and any other similar agreements, including any master service agreements, entered into with DirectTV after the date of this Indenture (collectively, the “HSP Agreements”), in an aggregate amount not to exceed, at any one time outstanding, the greater of (x) $25.0 million and (y) 7.5% of revenue of the Company and its Restricted Subsidiaries on a consolidated basis attributable to the HSP Agreements for the last twelve months.

“Permitted Prior Liens” means:

(1) Liens on the ABL Priority Collateral described in clause (2) of the definition of “Permitted Liens;”

(2) Liens described in clauses (4), (5), (7), (8) or (11) of the definition of “Permitted Liens;” and

(3) Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the Security Documents.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Notes;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PIK Preferred Stock” means, collectively, three series of new payment-in-kind preferred stock issued by the Company having an initial liquidation value of (a) $80,000,000, in respect of the holders of senior secured notes of the Company under the Existing Indenture, (b) $20,000,000, in respect of certain Principals and (c) $5,000,000, in respect of the management incentive plan of the Company, which preferred stock shall, in the case of clause (a), be issued by the Company on the date of this Indenture.

“Plan” means, with respect to the Company, the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization filed on March 13, 2017, as may be amended or modified from time to time and including all exhibits and supplements thereto.

“Principals” means any member of the Goodman family who is a shareholder of the Company on the date of this Indenture.

“Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of the Company or any direct or indirect parent company thereof, as the case may be, pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company or any direct or indirect parent company thereof).

“Reincorporation” means the reincorporation of the Company from a Texas domiciled corporation to a Delaware domiciled corporation, which reincorporation is to be accomplished by the conversion of the Company from a Texas corporation into a Delaware corporation.

“Replacement Assets” means (1) tangible assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Responsible Officer” when used with respect to the Trustee or the Collateral Agent, means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee or the Collateral Agent who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Sale of a Guarantor” means (1) any Asset Sale to the extent involving a sale, lease, conveyance or other disposition of a majority of the Capital Stock of a Guarantor or (2) the issuance of Equity Interests by a Guarantor, other than (a) an issuance of Equity Interests by a Guarantor to the Company or another Guarantor and (b) an issuance of directors’ qualifying shares.

“Sale of Notes Priority Collateral” means any Asset Sale to the extent involving a sale, lease, conveyance or other disposition of Notes Priority Collateral.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means the Trustee, the Collateral Agent, the Holders any other holders of the Notes Obligations.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Notes Security Agreement, all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by Company or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, for the benefit of any of the Secured Parties, in each case, as amended, supplemented, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Senior Interest Coverage Ratio” means with respect to the Company and its Subsidiaries on a consolidated basis for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Senior Interest Expense for such period, with such adjustments to the amount of Consolidated EBITDA and Senior Interest Expense as are consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Senior Interest Expense” means with respect to the Company and its Subsidiaries for any period, consolidated interest expense for such period to the extent such amounts are paid in cash for such period in respect of (a) the Notes and (b) the Credit Facilities incurred pursuant to Section 4.09(b)(1), excluding pay-in-kind interest expense or other non-cash interest expense.

“Senior Secured Leverage Ratio” means, for any Applicable Period of the Company and its Restricted Subsidiaries, the ratio of (x) the sum of (i) the aggregate principal balance of Indebtedness under the Notes and (ii) the aggregate principal balance of Indebtedness incurred pursuant to Section 4.09(b)(1), in each case outstanding on the last day of such Applicable Period to (y) the Consolidated EBITDA of the Company and its Restricted Subsidiaries for the four consecutive fiscal quarters ending on the last day of such Applicable Period, with such adjustments to the amount of Indebtedness and Consolidated EBITDA as are consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1 -02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical

Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the third anniversary of the date of this Indenture; provided, however, that if the period from the redemption date to the third anniversary of the date of this Indenture is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (a) calculate the Treasury Rate at least two Business Days prior to the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officers’ Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trustee” means UMB Bank, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Section 1.02	Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.11

“Asset Sale Offer”	3.09

“Authentication Order”	2.02

“Ballot Notice”	4.20

“Change of Control Offer”	4.15

“Change of Control Payment”	4.15

“Change of Control Payment Date”	4.15

“Covenant Defeasance”	8.03

“DTC”	2.03

“Event of Default”	6.01

“Excess Cash Flow Redemption”	4.19

“Excess Proceeds”	4.10

“Holder Beneficiary Sections”	4.20

“incur”	4.09

“Legal Defeasance”	8.02

“MBE-Qualified Director”	4.20

“Nomination Deadline”	4.20

“Noteholder Director Nominee”	4.20

“Noteholder Director Notice”	4.20

“Noteholder Director Vacancy Notice”	4.20

“Noteholder Directors”	4.20

“Offer Amount”	3.09

“Offer Period”	3.09

“Paying Agent”	2.03

“Permitted Debt”	4.09

“Payment Default”	6.01

“Purchase Date”	3.09

“Registrar”	2.03

“Restricted Payments”	4.07

“Shareholders’ Agreement”	4.20

“Successor Guarantor”	11.04

“Voting Deadline”	4.20

Section 1.03	Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA term used in this Indenture has the following meaning: “obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04	Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions; and

(7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;

(8) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(9) words used herein implying any gender shall apply to both genders;

(10) the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”; and

(11) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision.

Section 1.05	Intercreditor Agreement.

(a) Each Holder, by accepting a Note, agrees, and the Trustee and Collateral Agent each agree, that this Indenture is subject to the terms of the Intercreditor Agreement, that such Holder’s and the respective rights and benefits of each of the Trustee and Collateral Agent hereunder are limited accordingly, that such Holder’s and the Trustee’s and the Collateral Agent’s respective rights and benefits are subject to all relevant provisions of the Intercreditor Agreement and that such Holder shall comply with the provisions of the Intercreditor Agreement applicable to such Holder in its capacity as such as if such Holder were a party thereto. In the event of any conflict between the terms of this Indenture and the Intercreditor Agreement with respect to the rights, privileges, protections, indemnities and exemptions of the Trustee (in any of its capacities hereunder) or the Collateral Agent, the terms of this Indenture shall control. The Trustee acknowledges that it shall be treated as a Notes Secured Party in accordance with the Intercreditor Agreement. For the avoidance of doubt, the Collateral Agent, acting as Notes Representative, is the only party authorized to take actions on behalf of the Notes Secured Parties under the Intercreditor Agreement. In the event of a conflict between this Indenture and the Intercreditor Agreement with respect to an Enforcement Action (as defined in the Intercreditor Agreement) against the Collateral or with respect to the release of any Junior Lien (as defined in the Intercreditor Agreement) on the ABL Priority Collateral, the Intercreditor Agreement shall control.

(b) Each Holder, by accepting a Note, hereby:

(1) authorizes and directs the Collateral Agent to execute and deliver:

(A) the Intercreditor Agreement;

(B) the Pledge and Security Agreement substantially in the form attached hereto as Exhibit I;

(C) each applicable Trademark Security Agreement substantially in the form attached to the Pledge and Security Agreement as Exhibit E thereto;

(D) each applicable Deposit Account Control Agreement substantially in the form attached to the Pledge and Security Agreement as Exhibit D thereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent); and

(E) each other Security Document as contemplated thereby; and

(2) agrees to be bound by the terms of the Intercreditor Agreement.

ARTICLE 2

THE NOTES

Section 2.01	Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in integral multiples of $1.00.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

Section 2.02	Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by two Officers (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03	Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04	Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as

Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05	Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA §312(a). If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA §312(a).

Section 2.06	Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) All Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

(c) Transfer and Exchange of Definitive Notes for Definitive Notes. If Definitive Notes are issued hereunder, upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(c), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(c).

(d) Legends. The following legend will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO

SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(e) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(f) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the

Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15, 4.19 and 9.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or an Indirect Participant) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. The Trustee shall have no obligation or duty to monitor the Company’s compliance with state and federal securities laws.

Section 2.07	Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08	Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.10	Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11	Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12	Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13	Global Notes.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.14	CUSIP and ISIN Numbers.

The Company in issuing the Notes may use “CUSIP” and corresponding “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and corresponding “ISIN” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the “CUSIP” and corresponding “ISIN” numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01	Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof or is required to redeem the Notes in accordance with Section 4.10 or 4.19 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Section 3.02	Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis (or, in the case of Notes issued in global form pursuant to Article 2 hereof, based on a method that most nearly approximates a pro rata selection as the Trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in integral multiples of $1.00. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03	Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail or, if the Notes are held in global book-entry form, post with DTC, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) the CUSIP number, if any, printed on the Notes being redeemed;

(9) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(10) that Notes called for redemption become due on the date fixed for redemption.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04	Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, 3.07, 4.10 or 4.19 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.05	Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of accrued interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06	Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07	Optional Redemption.

(a) At any time prior to the third anniversary of the date of this Indenture, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes originally issued under this Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 108.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering by the Company or a contribution to the Company’s common equity capital made with the net cash proceeds of a concurrent Equity Offering by the Company’s direct or indirect parent; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption;

(2) the redemption occurs within 120 days of the date of the closing of such Equity Offering; and

(3) the Company furnishes an Officers’ Certificate certifying that such redemption is being effectuated pursuant to this Section 3.07(a) and that such Equity Offering complies with the terms of this Section 3.07(a).

(b) At any time prior to the third anniversary of the date of this Indenture, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than

30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date; provided, the Company shall furnish an Officers’ Certificate certifying that such redemption is being effectuated pursuant to this Section 3.07(b).

(c) Except pursuant to the preceding paragraph, the Notes will not be redeemable at the Company’s option prior to the third anniversary of the date of this Indenture. Notwithstanding the foregoing, the Company shall be permitted to refinance the Notes in full at par on or prior to the first anniversary of the date of this Indenture with the proceeds of other Indebtedness; provided, the Company shall furnish an Officers’ Certificate certifying that such redemption is being effectuated pursuant to the second sentence of this Section 3.07(c).

(d) On or after the third anniversary of the date of this Indenture, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date, if redeemed during the period indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date; provided, the Company shall furnish an Officers’ Certificate setting forth the relevant percentage below and certifying that such redemption is being effectuated pursuant to this Section 3.07(d):

For the period below	Percentage

On or after the third anniversary of the date of this Indenture and before the fourth anniversary of the date of this Indenture	102.000%

On or after the fourth anniversary of the date of this Indenture and before November 30, 2021	101.000%

On or after November 30, 2021	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08	[Reserved].

Section 3.09	Offer to Purchase by Application of Excess Proceeds.

In the event that pursuant to clause (a)(i) of Section 4.10 hereof, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”) it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes (on a substantially pro rata basis based on the principal amount of Notes tendered) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, or, if the Notes are held in global book-entry form, post with DTC, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof, as applicable, and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5) [reserved];

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to tender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes tendered by holders thereof exceeds the Offer Amount, the Company will select the Notes to be purchased on a pro rata basis based on the principal amount of Notes tendered; and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes tendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver via DTC to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note tendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. For the avoidance of doubt, the premiums set forth in Section 3.07 shall not be applicable to any purchase made pursuant to this Section 3.09.

ARTICLE 4

COVENANTS

Section 4.01	Payment of Notes.

The Company will pay or cause to be paid the principal of, premium on, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

The Company will pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue principal at a rate that is 2% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02	Maintenance of Office or Agency.

The Company will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03	Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes and the Trustee within the time periods specified in the SEC’s rules and regulations (except that items included in annual reports will not be required to be furnished until 120 days after the Company’s fiscal year end):

(1) The “Management Discussion and Analysis of Financial Condition and Results of Operations”, financial statements and notes thereto that would be required to be included in all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such sections provided of such reports. Each annual report will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. The Company will at all times comply with TIA §314(a).

The Company will post such reports on a password-protected company website no later than the date the Company is required to furnish such reports to the Trustee and the Holders of the Notes and maintain such posting for so long as any Notes remain outstanding; provided, however, that the 10-K of the Company for the fiscal year ended December 31, 2016 shall be furnished and posted no later than the date that is 60 days after the date of this Indenture. The Persons that may be entitled to access such reports on such company website may be limited to the Trustee, Holders of the Notes, Beneficial Owners of the Notes, bona fide prospective investors (which investors may not be Competitors or Competitor Affiliates), securities analysts and market makers.

Delivery of such reports, information or documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

The Company will, for so long as any Notes remain outstanding, use its commercially reasonable efforts to hold and participate in quarterly conference calls with the Holders of the Notes, Beneficial Owners of the Notes, bona fide prospective investors (which investors may not be Competitors or Competitor Affiliates), securities analysts and market makers to discuss such financial information and material developments with respect to the Company and its business no later than ten (10) Business Days after distribution of such financial information.

(b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by paragraph (a) of this Section 4.03 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(c) For so long as any Notes remain outstanding, the Company will furnish to the Holders of Notes, Beneficial Owners of the Notes, bona fide prospective investors (which investors may not be Competitors or Competitor Affiliates), securities analysts and market makers, upon their request, the reports described above.

Section 4.04	Compliance Certificate.

(a) The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, (i) within 90 days after the end of each fiscal year (beginning with the fiscal year ending December 31, 2017) and (ii) within 45 days after the last day of the fiscal quarter ending September 30, 2017, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year (or the fiscal quarter ending September 30, 2017, solely with respect to the foregoing clause (ii)) has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and the Security Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Security Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture or the Security Documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto. Such certificate delivered within 90 days after the end of each fiscal year set forth in the foregoing clause (i) shall additionally confirm that the Company has taken all necessary actions to maintain the security interests and maintain perfection of the Collateral and shall be accompanied by an Opinion of Counsel as to the maintenance of the security interests and continued perfection of the Collateral. Such certificate and Opinions of Counsel shall be jointly addressed to the Trustee and the Collateral Agent.

(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03 above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05	Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all federal income and other material taxes, assessments, charges and governmental levies except any such tax, assessment, charge or levy whose amount, applicability or validity is being contested in good faith and by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor.

Section 4.06	Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07	Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than purchases, redemptions, defeasances and other acquisitions or retirements of Equity Interests, in each case held by a Restricted Subsidiary);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is unsecured, secured only by a Lien that is junior to the Liens securing the Notes or any Note Guarantee or contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”).

(b) The provisions of Section 4.07(a) hereof will not prohibit:

(1) [reserved];

(2) [reserved];

(3) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends in an aggregate amount per annum not to exceed 6% of the net cash proceeds received by, or contributed to, the Company in connection with any Public Equity Offering occurring after the date of this Indenture;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is unsecured, secured only by a Lien that is junior to the Liens securing the Notes or any Note Guarantee or contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5) [reserved];

(6) [reserved];

(7) the issuance of the PIK Preferred Stock by the Company and pay-in-kind accretion in respect thereof;

(8) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(9) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $2.5 million since the date of this Indenture; and

(10) (i) redemptions of PIK Preferred Stock with Excess Cash Flow pursuant to the terms of the PIK Preferred Stock to the extent not otherwise prohibited by the terms of this Indenture or by applicable law, (ii) payments of non-cash dividends in respect of the PIK Preferred Stock and (iii) payments of cash dividends in respect of the PIK Preferred Stock if the Senior Interest Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date such dividend is made is greater than or equal to 2.50 to 1.00, determined on a pro forma basis (including the payment of such dividends).

In determining whether any Restricted Payment is permitted by the covenant described under this Section 4.07, the Company and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (10) of Section 4.07(b) or among such categories and the types of Restricted Payments described in Section 4.07(a) (including categorization as a Permitted Investment).

Section 4.08	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;

(2) this Indenture, the Notes, the Note Guarantees and the Security Documents;

(3) agreements governing other Indebtedness permitted to be incurred under Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Note Guarantees;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.08(a) hereof;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in anticipation of such acquisition;

(14) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distribution with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(15) any restrictions on the transfer of assets subject to any lien permitted under this Indenture imposed by the holder of such lien;

(16) customary provision in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture of similar Person; and

(17) any encumbrances or restrictions imposed by any amendment, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing of the contracts, instruments, or obligations referred to in clauses (1) through (16) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases supplements, refundings, replacements or refinancing are not materially more restrictive, in the good faith of the Board of Directors of the Company, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.50 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and any Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $25.0 million and (y) 20.0% of Consolidated Tangible Assets;

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of this Indenture;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clauses (2), (3), (4), (5), (13) or (15) of this Section 4.09(b);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the issuance of the PIK Preferred Stock by the Company;

(9) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company and the guarantee by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any of its Restricted of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(12) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments, earn-outs or similar obligations in connection with the acquisition or disposition of assets or a Subsidiary;

(13) Indebtedness or Disqualified Stock of Persons (other than Indebtedness or Disqualified Stock incurred in anticipation of such acquisition or merger) that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that after giving effect to such acquisition, either (a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio as provided under this Section 4.09 or (b) the Fixed Charge Coverage Ratio would be greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition;

(14) the incurrence by the Company or any of the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $5.0 million at any one time outstanding;

(15) any incurrence of Indebtedness that may deemed to be incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations arising under the HSP Agreements, in an aggregate amount not to exceed, at any one time outstanding, the greater of (x) $25.0 million and (y) 7.5% of revenue of the Company and its Restricted Subsidiaries on a consolidated basis attributable to the HSP Agreements for the last twelve months;

(16) any guarantee of the obligations of any Restricted Subsidiary in connection with lease expenses, obligations under customary supplier or services contracts arising in the ordinary course of business or any incurrence of debt not otherwise prohibited hereunder; and

(17) the financing of insurance premiums in the ordinary course of business.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this Section 4.09. Indebtedness under Credit Facilities (including under the Existing ABL Agreement) in effect on the date on which Notes are first issued and authenticated under this Indenture will be deemed to have been incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 4.10	Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) with respect to any Asset Sale not constituting a Casualty Event, the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) with respect to any Asset Sale not constituting a Casualty Event, at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or any Note Guarantee and liabilities that are unsecured or secured by Liens that are junior to the Liens securing the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;

(B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are within 60 days of the Asset Sale and subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(C) [reserved]; and

(D) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (D) that is at that time outstanding, not to exceed $5.0 million at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(3) in the case of an Asset Sale that constitutes a Sale of Notes Priority Collateral, the Company or the applicable Restricted Subsidiary, as the case may be, promptly deposits the Net Proceeds therefrom immediately upon receipt thereof as Collateral into one or more Collateral Proceeds Accounts held by or under the “control” of (within the meaning of the Uniform Commercial Code) the Collateral Agent or its agent as security for the Notes pursuant to arrangements reasonably satisfactory to the Collateral Agent pending application in accordance with the following paragraphs; provided that no such deposit will be required except to the extent the aggregate Net Proceeds from all sales of Notes Priority Collateral that are not held in a Collateral Proceeds Account exceeds $5.0 million.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale other than (1) a Sale of Notes Priority Collateral, or (2) a Sale of a Guarantor, the Company or such Restricted Subsidiary may apply such Net Proceeds at its option and to the extent it so elects:

(1) to repay any Indebtedness and other Obligations that are secured by a Permitted Prior Lien solely to the extent required by the terms of such Indebtedness;

(2) to repay Indebtedness and other obligations of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or a Restricted Subsidiary of the Company;

(3) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(4) to make an Investment in Replacement Assets or make a capital expenditure in or that is used or useful in a Permitted Business; or

(5) any combination of the foregoing;

provided that the Company will be deemed to have complied with the provisions described in clauses (3) and (4) of this paragraph if and to the extent that, within 360 days after the Asset Sale that generated the Net Proceeds, the Company has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Permitted Business, make an Investment in Replacement Assets or make a capital expenditure in compliance with the provision described in clauses (3) and (4) of this paragraph, and that acquisition, purchase or capital expenditure is thereafter completed within 180 days after the end of such 360-day period. Pending the final application of any such Net Proceeds, the Company may invest such Net Proceeds in any manner that is not prohibited by this Indenture.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale that constitutes (1) a Sale of Notes Priority Collateral or (2) a Sale of a Guarantor, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Proceeds:

(1) to make an Investment in other assets or property that would constitute Notes Priority Collateral;

(2) to make an Investment in Capital Stock of another Permitted Business if, after giving effect to such Investment, the Permitted Business becomes a Guarantor or is merged into or consolidated with the Company or any Guarantor;

(3) to make a capital expenditure with respect to assets that constitute Notes Priority Collateral;

(4) to repay Indebtedness secured by a Permitted Prior Lien on any Notes Priority Collateral that was sold in such Asset Sale solely to the extent required by the terms of such Indebtedness; or

(5) any combination of the foregoing;

provided that the Company will be deemed to have complied with the provisions described in clauses (1), (2) and (3) of this paragraph if, and to the extent that, within 360 days after the Asset Sale that generated the Net Proceeds, the Company has entered into and not abandoned or rejected a binding agreement to make an Investment in assets or property that would constitute Notes Priority Collateral or make an Investment in Capital Stock of another Permitted Business or to make a capital expenditure with respect to assets that constitute Notes Priority Collateral in compliance with the provisions described in clauses (1), (2) and (3) of this paragraph, and that purchase or capital expenditure is thereafter completed within 180 days after the end of such 360-day period. Upon completion of such Investment in assets or property that constitutes Notes Priority Collateral or Capital Stock, the Company shall enter into appropriate Security Documents or amend existing Security Documents, as applicable, with the Collateral Agent creating and perfecting a Lien on such Notes Priority Collateral or Capital Stock, as applicable, in favor of the Collateral Agent and deliver any such Capital Stock accompanied by share transfer powers or other instruments of transfer to the Collateral Agent.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second and third paragraphs of this Section 4.10 will constitute “Excess Proceeds.” Within 15 Business Days after the aggregate amount of Excess Proceeds exceeds $2.5 million, the Company will perform one of the following:

(a) if the Senior Secured Leverage Ratio, calculated on a pro forma basis giving effect to such Asset Sale, is less than or equal to 3.50 to 1.00 (i) make an Asset Sale Offer to all Holders of Notes to purchase, prepay or redeem the maximum principal amount of Notes that may be purchased, prepaid or redeemed out of the Excess Proceeds or (ii) redeem the PIK Preferred Stock with the Excess Proceeds; or

(b) if the Senior Secured Leverage Ratio, calculated on a pro forma basis giving effect to such Asset Sale, is greater than 3.50 to 1.00, make an Asset Sale Offer to all Holders of Notes to purchase, prepay or redeem the maximum principal amount of Notes that may be purchased, prepaid or redeemed out of the Excess Proceeds.

The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest on the Notes to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose expressly permitted by this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes shall be purchased on a pro rata basis based on the principal amount of Notes tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

For the avoidance of doubt, the premiums set forth in Section 3.07 shall not be applicable to any redemption made pursuant to this Section 4.10.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 hereof or this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue of such compliance.

Section 4.11	Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1) any employment agreement, employee benefit plan, Officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto, other than with respect to any Principal;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of Officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6) Restricted Payments that do not violate Section 4.07 hereof;

(7) loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding; provided, that no individual employee of the Company shall receive loans and advances in an aggregate amount in excess of $25,000;

(8) any transaction pursuant to any agreement in existence on the date of this Indenture or any amendment or replacement thereof that, taken in its entirety, is no less favorable to the Company than the agreement as in effect of the date of this Indenture; and

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods, in each case, in the ordinary course of business, provided that as determined in good faith by the Board of Directors or senior management of the Company, such transactions are on terms that are no materially less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person.

Section 4.12	Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

Section 4.13	Business Activities.

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.14	Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; provided, that the Company shall be permitted to effect the Reincorporation upon delivering (w) at least thirty (30) days’ prior written notice to the Trustee and the Collateral Agent of the proposed Reincorporation, (x) evidence to the Trustee and the Collateral Agent that (i) the Company’s common stockholders have validly approved the Reincorporation and (ii) the Reincorporation shall have occurred and become effective under applicable law, accompanied by an Officers’ Certificate and Opinion of Counsel (which Opinion of Counsel shall include legal opinions (A) as to the enforceability of the Notes Documents against the Company and its Subsidiaries (in each case, after giving effect to the Reincorporation), (B) that the supplemental indenture entered into in connection with the Reincorporation has been duly and validly authorized, executed and delivered and that all conditions precedent to such supplemental indenture have been complied with, (C) that all Notes Obligations under this Indenture and the other Notes Documents are, and continue to be, legal, valid and binding obligations of the re-incorporated Company and its Subsidiaries and (D) that all necessary actions, including all filings, have been taken or made by the Company and its Subsidiaries to maintain the perfection of the security interests in favor of the Secured Parties in the Collateral), (y) true, correct and complete copies of the related amendment to the Company’s certificate of incorporation and the related Reincorporation documents filed with the States of Texas and Delaware to accomplish the Reincorporation and (z) a supplemental indenture to the Trustee and Collateral Agent, duly executed and delivered by the Company, which supplemental indenture shall state, inter alia, that the re-incorporated Company shall have all duties, rights and responsibilities of the Company under this Indenture and the other Notes Documents, with the same effect as if it had been named originally herein and therein, and that the re-incorporated Company shall assume all of the obligations of the Company under this Indenture and the other Notes Documents; and

(2) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15	Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date; provided, that for the avoidance of doubt, the premiums set forth in Section 3.07 shall not be applicable to any redemption made pursuant to this Section 4.15. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or, if the Notes are held in global book-entry form, post with DTC, (the “Change of Control Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be in integral multiples of $1.00.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail, or if the Notes are held in global book-entry form, post with DTC, (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

(d) Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Section 4.16	Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.17	Additional Note Guarantees; Further Assurances.

(a) If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of this Indenture, then the Company will cause that newly acquired or created Domestic Subsidiary to provide a Note Guarantee pursuant to a supplemental indenture in substantially the form of Exhibit F hereto to the Trustee and the Collateral Agent and deliver an Opinion of Counsel to the Trustee and the Collateral Agent within twenty (20) Business Days of the date on which it was acquired or created to the effect that such supplemental indenture has been duly authorized, executed and delivered by that Domestic Subsidiary and constitutes a valid and binding agreement of that Domestic Subsidiary, enforceable in accordance with its terms (subject to customary exceptions); provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary. It shall be the sole responsibility of the Company to ensure compliance with the delivery of supplemental indentures as required by this covenant. Within twenty (20) Business Days following the formation or acquisition of such new Domestic Subsidiary (other than an Immaterial Subsidiary), the Company shall (i) pledge, have pledged or cause or have caused to be pledged to the Collateral Agent pursuant to a joinder to the Notes Security Agreement, all of the outstanding shares of equity interests or other equity interests of such new Domestic Subsidiary owned directly or indirectly by the Company and, subject to the terms of the Intercreditor Agreement, deliver all certificates representing such equity interests along with, delivery of undated stock or equivalent powers for such certificates, executed in blank, together with an Opinion of Counsel that confirms that all necessary perfection steps have been taken in respect of such pledge; (ii) cause the new Domestic Subsidiary to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in accordance with the advice received in the Opinion of Counsel that will be opining on the perfection of the pledge as set forth in the foregoing clause (i) in order to grant the Collateral Agent, acting on behalf of the Secured Parties, a first-priority Lien (subject to the terms and conditions of the Intercreditor Agreement) on all real property with fair market value (as determined in good faith by the Company’s Board of Directors) or an appraised value in excess of $1.0 million and all personal property in which a lien may be perfected by filing a financing statement of such Subsidiary in existence as of such date and in all after acquired property, which first-priority Liens are required to be granted pursuant to this Indenture, together with an Opinion of Counsel that confirms that all necessary perfection steps have been taken in connection with the grant of such security interest; (iii) cause such new Domestic Subsidiary to become a Guarantor hereunder with joint and several liability for all obligations of the Company and the Guarantors hereunder and under the other Notes Documents; and (iv) cause the new Domestic Subsidiary to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, certificate of formation or certificate of limited partnership (as the case may be), together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorize the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions as are necessary to effectuate such Subsidiary becoming a Guarantor hereunder. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted hereunder attach to (a) any of the issued and outstanding voting Capital Stock of any CFC or CFC Holdco in excess of sixty-five percent (65%) of the voting power of all classes of Capital Stock of such CFC or CFC Holdco entitled to vote; provided that immediately upon an amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of Capital Stock in a CFC or CFC Holdco without adverse tax consequences, the Company shall, at its own cost and expense, take all further acts such that the Collateral shall include, and the security interest granted by the Company and its Subsidiaries shall attach to, such greater percentage of Capital Stock of each Controlled Foreign Corporation, or (b) any direct or indirect Subsidiary of a Controlled Foreign Corporation.

(b) The Company will, and will cause each Restricted Subsidiary to, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as the Trustee or the Collateral Agent may from time to time reasonably request in order to carry out the intent and purposes of the Notes Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect, record and perfect a first-priority Lien (subject only to Permitted Liens and the Intercreditor Agreement) in favor of the Collateral Agent for itself and for the benefit of the Secured Parties on the Collateral (including Collateral acquired after the date hereof), and (ii) cause all Subsidiaries (subject to the terms and conditions of this Indenture other than Immaterial Subsidiaries) of the Company to be jointly and severally obligated with the Company under all covenants and obligations under this Indenture, including the obligation to repay the Notes Obligations. Without limiting the generality of the foregoing, (x) the Company shall, at the time of the delivery of any Compliance Certificate disclosing the ownership, filing or acquisition by the Company or any of its Restricted Subsidiaries of any registered intellectual property or application for the registration of intellectual property, deliver to the Collateral Agent a duly completed and executed supplement to the applicable entity’s intellectual property security agreement or such other documents as required by the Notes Security Agreement, and (y) following the disclosure by the Company on any Compliance Certificate of the acquisition by the Company or any Restricted Subsidiary of any rights under a license as a licensee with respect to any registered intellectual property or application for the registration of any intellectual property owned by another Person, the Company shall execute any documents required to establish, create, preserve, protect, record and perfect a first-priority lien (subject to the terms of the Intercreditor Agreement) in favor of the Collateral Agent, to the extent legally possible, in the Company’s or such Restricted Subsidiary’s rights under such license and shall use their commercially reasonable best efforts to obtain the written consent of the licensor which such license to the granting in favor of the Collateral Agent of a Lien on the Company’s or such Restricted Subsidiary’s rights as licensee under such license. For the avoidance of doubt, it shall be the sole responsibility of the Company and each Restricted Subsidiary to take all necessary actions to maintain, record and preserve a perfected first-priority security interest in the Collateral (subject only to Permitted Liens and the Intercreditor Agreement).

(c) The Company and its Restricted Subsidiaries shall use commercially reasonable efforts to obtain a landlord waiver, collateral access agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any business location where any portion of the Collateral, or the records relating to such Collateral and/or software and equipment relating to such records or Collateral, is stored or located, but only to the extent such lessor or mortgagee has provided a landlord waiver, collateral access agreement or mortgagee agreement to the ABL Agent (or any successor agent of the credit facility incurred pursuant to clause (1) of the definition of Permitted Debt); provided that in the case where such lease is a lease in existence on the date of this Indenture, the Company or Restricted Subsidiary that is the lessee thereunder shall have 90 days from the date of this Indenture to satisfy the requirement set forth in this Section 4.17(c). For the avoidance of doubt, if the Company or any Restricted Subsidiary fails to enter into a landlord waiver, collateral access agreement or mortgagee agreement after using commercially reasonable efforts (it being understood that the Company shall determine in good faith whether it has used commercially reasonable efforts, which determination shall be set forth in an Officers’ Certificate delivered to the Trustee and the Collateral Agent (upon which the Trustee and the Collateral Agent may rely)), the Company shall notify the Holders of such event. Neither the Collateral Agent nor the Trustee shall have any obligation to enter into such an agreement and shall have the right to decline signing such an agreement if, after being advised by counsel, the Trustee or Collateral Agent determines in good faith that such action would adversely affect its rights, duties, liabilities or immunities under this Indenture or the Notes Documents. The Company and its Restricted Subsidiaries shall timely and fully pay and perform their respective obligations under all leases and other related agreements with respect to each leased location where any Collateral, or any records related thereto, is or may be located, except for breaches or defaults that have not resulted, and will not result, in a default or event of default under the credit facility incurred pursuant to clause (1) of the definition of Permitted Debt or have otherwise been waived by the ABL Agent.

(d) Subject to Permitted Liens, the terms of the Security Documents, upon the acquisition by the Company or any Guarantor after the date hereof of any after-acquired owned real property, which has a fair market value (as determined in good faith by the Company’s Board of Directors) or appraised value of $1.0 million or greater at the time of acquisition, the Company or such Guarantor shall execute and deliver:

(1) such Mortgages and financing statements;

(2) a mortgagee’s customary title insurance policy insuring a first-priority lien with respect to each such property, subject to Section 10.07(c)(4);

(3) customary surveys, phase one environmental reports, appraisals and other material due diligence; and

(4) a customary opinion of local counsel relating to the enforceability of the Mortgages;

in each case, as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired owned real property and to have such after-acquired owned real property added to the Collateral, and thereupon all provisions of this Indenture, the Notes, the Intercreditor Agreement, and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

(e) Notwithstanding the foregoing, if the Company or any Restricted Subsidiary of the Company provides a guarantee and/or grants a security interest in any real or personal property, in each case, for the benefit of the secured parties under the Credit Facilities incurred pursuant to Section 4.09(b)(1), the Company will, and will cause each applicable Subsidiary, to execute and deliver concurrently documentation to guarantee the Notes and grant such security interest in favor of the Secured Parties hereunder.

(f) For the avoidance of doubt, it shall be the sole responsibility of the Company to ensure that the pledge and security interests granted pursuant to this Section 4.17 are fully perfected and that such perfection continues to be maintained.

Section 4.18	Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee and the Collateral Agent by filing with the Trustee and the Collateral Agent a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any Unrestricted Subsidiary shall become a Restricted Subsidiary for all purposes of this Indenture and the other Note Documents upon the delivery to the Trustee and the Collateral Agent of a certified copy of the resolutions of the Board of Directors giving effect to such designation and an Officers’ Certificate of the Company certifying that such designation complied with the preceding conditions.

Section 4.19	Excess Cash Flow Redemption.

To the extent that the Excess Cash Flow Amount for any Applicable Period cannot be applied to the redemption of the PIK Preferred Stock pursuant to the terms of such PIK Preferred Stock in effect on the issue date under applicable law, pursuant to the terms of the Credit Facilities, or cannot be applied in a manner consistent with the PIK Preferred Stock documentation as in effect on the issue date, such Excess Cash Flow Amount shall be used to redeem the Notes at a price of 100% pursuant to the terms of this Section 4.19. Once the PIK Preferred Stock has been redeemed in full, the Excess Cash Flow Amount shall be applied in its entirety to redeem the Notes pursuant to this Section 4.19.

Within five Business Days following the date of the delivery of the Company’s quarterly or annual, as applicable, financial statements with respect to the most recently ended Applicable Period, the Company shall (a) redeem Notes in an amount equal to the Excess Cash Flow Amount to purchase Notes at a redemption price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest to, but not including, the date of purchase and (b) deliver to the Trustee an Officers’ Certificate setting forth the calculations in reasonable detail in connection with the Excess Cash Flow redemption in respect of such Applicable Period, including, without limitation, the relevant Excess Cash Flow Amount and relevant Excess Cash Flow Percentage (with reference to the clause within the definition of Excess Cash Flow Percentage that is being relied upon for such Applicable Period).

Any redemption pursuant to this Section 4.19 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof, accompanied by an Officers’ Certificate certifying that such redemption is being made pursuant to this Section 4.19. For the avoidance of doubt, the premiums set forth in Section 3.07 shall not be applicable to any redemption made pursuant to this Section 4.19.

Section 4.20	Replacement of Noteholder Directors.

(a) Holder Right to Appoint Members of the Board of Directors of the Company. For so long as the Notes are outstanding, the Holders shall have the right to appoint two (2) members to the Board of Directors of the Company (the “Noteholder Directors”) in accordance with the terms of this Section 4.20. Each Holder is, and at all times while the Notes are outstanding shall be, a third-party beneficiary of Sections 13, 15-17, 19-29 and 31 (the “Holder Beneficiary Sections”), in each case as set forth in Section 31, of the Sixth Amended and Restated Shareholders’ Agreement (as amended or restated from time to time, the “Shareholders’ Agreement”), dated as of May 31, 2017, by and among the Company and the individuals and entities who are parties thereto. Without the prior written consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, the Company shall not amend, or permit the amendment of, the Shareholders’ Agreement in any way that adversely affects any of the Holder Beneficiary Sections in any material respect. The initial Noteholder Directors shall be Sherman K. Edmiston III and Rocco Romanella, as appointed pursuant to the Plan, who shall serve on the Board of Directors until their successors have been duly elected or until their earlier removal or resignation.

(b) Company Notice of Vacancies and Expected Vacancies; Ballots.

1.

No later than (A) the date that is sixty (60) calendar days prior to the expiration of a Noteholder Director’s term and (B) four (4) Business Days following the removal, resignation or death of a Noteholder Director, the Company shall submit a notice (each, a “Noteholder Director Vacancy Notice”) to the Trustee for distribution pursuant to Section 7.01(g); provided, however, that if (x) a Noteholder Director has been serving as a director for less than two (2) years and (y) such Noteholder Director has not given notice to the Company or the Board of Directors that he or she does not wish to stand for reelection, then the Company need not give a Noteholder Director Vacancy Notice pursuant to clause (A) of this sentence with respect to such Noteholder Director and such Noteholder Director shall automatically be a Noteholder Director Nominee pursuant to Section 4.20(d) upon expiration of his or her term for reasons other than his or her removal, resignation or death. Such notice shall be posted with DTC for all Notes issued in global book-entry form. The Noteholder Director Vacancy Notice shall set forth the following information:

a.	Information regarding the reason for the Noteholder Director Vacancy Notice, including whether the Noteholder Director Vacancy Notice is being sent out in connection with the expiration of a Noteholder Director’s term or in response to a Noteholder Director’s removal, resignation or death;

b.	Information regarding the identity of the Noteholder Director whose term is expiring or who was removed, resigned or died, including whether such Noteholder Director was included on the Company’s application to maintain its status as a minority-controlled business or a minority business with the National Minority Supplier Development Council (or such successor organization) (such a Noteholder Director, a “MBE-Qualified Director”); and

c.	Instructions on how and where Holders may submit nominations for the Noteholder Director(s) vacancy(ies) to be filled, which shall include (1) if the Noteholder Director vacancy to be filled is for a MBE-Qualified Director, a description on the requirements such nominee must meet to qualify as a MBE-Qualified Director, (2) a list of information Holders must submit in order to nominate a Noteholder Director, which information shall include a general description of the nominee’s background and experience, which will be included in the Ballot Notice (as defined below) and (3) the deadline (the “Nomination Deadline”) for Holders to submit nominees for the Noteholder Director(s) vacancy(ies) to be filled. The Nomination Deadline shall be no more than twenty (20) Business Days after the Noteholder Director Vacancy Notice is delivered to the Trustee by the Company and no less than fifteen (15) Business Days after the Noteholder Director Vacancy Notice is delivered to the Trustee by the Company.

(c) If nominations for a sufficient number of qualified persons to fill all Noteholder Director vacancies set forth on a Noteholder Director Vacancy Notice have not been received by the Nomination Deadline, the Company shall promptly repeat the process set forth in Section 4.20(b) one (1) time (with the Nomination Deadline being extended by a period fifteen (15) Business Days). If nominations for a sufficient number of qualified persons to fill all Noteholder Director vacancies set forth on a Noteholder Director Vacancy Notice have been received or the

Company has repeated the process set forth in Section 4.20(b) one (1) time, within five (5) Business Days after the Nomination Deadline, the Company shall submit a notice (a “Ballot Notice”) to the Trustee for distribution pursuant to Section 7.01(g), which the Trustee shall post with DTC in the Company’s name and at the Company’s sole expense. The Ballot Notice shall set forth the following information:

1.	The names of each nominee that was submitted to the Company by a Holder in response to the Noteholder Director Vacancy Notice; provided, however, that, in the event that the Noteholder Director vacancy to which the Noteholder Director Vacancy Notice relates was in respect of a MBE-Qualified Director, the Company shall only include such nominees on the Ballot Notice that meet the requirements to be a MBE-Qualified Director;

2.	The descriptions of each nominee’s background and experience provided by the Holder who nominated such nominee;

3.	Instructions on how Holders may cast a vote for a nominee included on the Ballot Notice, including the deadline (the “Voting Deadline”) for Holders to cast their votes. The Voting Deadline shall be no more than twenty (20) Business Days after the Ballot Notice is delivered to the Trustee by the Company and no less than fifteen (15) Business Days after the Ballot Notice is delivered to the Trustee by the Company.

(d) Promptly after the Voting Deadline, the Company shall calculate which of the nominees included on the Ballot Notice received the greatest number of votes (as represented by the aggregate principal amount of the Notes then outstanding voting as a single class) (each such nominee, a “Noteholder Director Nominee”) and (1) take such actions as necessary to permit the holders of the Company’s Common Stock to vote for such Noteholder Director Nominee as required in the Shareholders Agreement and (2) submit a notice (the “Noteholder Director Notice”) to the Trustee for distribution pursuant to Section 7.01(g) that identifies the nominee who received the most votes and is the new Noteholder Director. To the extent that no votes are cast, the Company shall promptly select the Noteholder Director Nominee from the pool of available nominees. To the extent there is a tie between two or more Noteholder Director Nominees, the Company shall select the Noteholder Director Nominee who was nominated by the Holder with the greatest aggregate principal amount of Notes then outstanding.

(e) Right of Holders to Remove Noteholder Directors. At all times while the Notes are outstanding, the Holders shall be permitted to remove, through an Act of Required Holders, any Noteholder Director for any reason, or for no reason, by submitting a direction to the Trustee to be forwarded to the Company instructing the Company to take the actions necessary to effectuate such removal. Upon receipt of such consent, the Company shall take such actions as necessary to permit the holders of the Company’s common stock to remove such Noteholder Director. Following the removal of such Noteholder Director, the Company shall comply with the provisions of this Section 4.20 to replace such Noteholder Director.

ARTICLE 5

SUCCESSORS

Section 5.01	Merger, Consolidation or Sale of Assets.

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(A) the Company is the surviving corporation; or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the Notes Obligations of the Company under the Notes, this Indenture and the Security Documents, pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; or (ii) have had a Fixed Charge Coverage Ratio greater than the actual Fixed Charge Coverage Ratio for the Company for such four-quarter period.

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person. This Section 5.01 will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and the Guarantors. Clauses (3) and (4) of this Section 5.01 will not apply to (1) any merger or consolidation of the Company with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction.

Section 5.02	Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of, premium on, if any, and interest on, the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

Section 5.03	Reincorporation from Texas to Delaware.

Notwithstanding the foregoing, the Company shall be permitted to consummate the Reincorporation.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01	Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium on, if any, the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.10, 4.14, 4.15, 4.19 or 5.01 hereof;

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with Sections 4.07, 4.09 or 4.12 hereof;

(5) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

(A) is caused by a failure to pay principal of, premium on, if any, or interest on, if any, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days;

(8) the occurrence of any of the following:

(A) any Security Document for the benefit of Holders of the Notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect in any material respect, other than in accordance with the terms of the relevant Security Documents; provided, however, that it shall not be an Event of Default under this clause (8) (A) if the sole result of the failure of one or more Security Documents to be fully enforceable is that any Lien purported to be granted under such Security Document on Collateral, individually or in the aggregate having a Fair Market Value of not more than $2.5 million ceases to be an enforceable and perfected security interest, not subject to any Liens prior to the Liens other than Permitted Prior Liens; or

(B) except as permitted by this Indenture, any Lien for the benefit of Holders of the Notes purported to be granted under any Security Document for the benefit of Holders of the Notes on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $2.5 million ceases to be an enforceable and perfected first-priority Lien in any material respect, subject only to Permitted Prior Liens, and such condition continues for 60 days after written notice by the Trustee of failure to comply with such requirement; provided that it will not be an Event of Default under this clause 8(B) if such condition results from the action or inaction of the Trustee; or

(C) the Company or any Significant Subsidiary that is a Guarantor (or any such Guarantors that together would constitute a Significant Subsidiary), or any Person acting on behalf of any of them, denies or disaffirms, in writing, any material obligation of the Company or such Significant Subsidiary that is a Guarantor (or such Guarantors that together constitute a Significant Subsidiary) set forth in or arising under any Security Document for the benefit of Holders of the Notes;

(9) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Code:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due;

(10) a court of competent jurisdiction enters an order or decree under the Bankruptcy Code that:

(A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(11) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee.

Section 6.02	Acceleration.

In the case of an Event of Default specified in clause (9) or (10) of Section 6.01 hereof, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. Following any Event of Default, the outstanding principal amount of the Notes shall bear interest at the rate that is 2% higher than the then applicable interest rate on the Notes. If any Event of Default (other than the Events of Default specified in the first sentence of this paragraph) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Upon any such declaration, the Notes shall become due and payable immediately.

In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of Section 6.01 hereof, the declaration of the acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (6) of Section 6.01 hereof have rescinded the declaration of acceleration in respect of such Indebtedness within 60 days of the date of such declaration and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived and (3) remedies have not been taken with respect to Notes Priority Collateral securing such Indebtedness.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders of all the Notes, rescind an acceleration and its consequences hereunder, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal of, premium on, if any, or interest on the Notes that has become due solely because of the acceleration) have been cured or waived. The Holders of a majority in aggregate principal amount of the then outstanding Notes shall send a copy of any and all notices they send to the Trustee under this Section 6.02 to the Collateral Agent.

In the event the Notes are accelerated or otherwise become due prior to maturity, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of an Event of Default arising under clause (9) or (10) of Section 6.01 hereof (including the acceleration of claims by operation of law)), the premium (including (x) the Applicable Premium that would have been due on such date with respect to an optional redemption pursuant to Section 3.07(b), if such date occurs prior to the third anniversary of the date of this Indenture, or (y) the relevant premium that would have been due on such date pursuant to Section 3.07(d), if such date occurs on or after the third anniversary of the date of this Indenture) of the Notes will also be due and payable as though the Notes were optionally redeemed and shall constitute part of the Notes Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. The foregoing premium shall be presumed to be the liquidated damages sustained by each Holder as the result of the early redemption and the Company agrees that it is reasonable under the circumstances currently existing. The foregoing premium shall also be payable in the event the Notes (and/or this Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE COMPANY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent it may lawfully do so) that: (A) the foregoing premium is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel; (B) the foregoing premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Holders and the Company giving specific consideration in this transaction for such agreement to pay the foregoing premium; and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay the foregoing premium to Holders as herein described is a material inducement to Holders to purchase the Notes.

Section 6.03	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee or the Notes Representative or the Collateral Agent may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee or the Notes Representative or the Collateral Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee, the Notes Representative or the Collateral Agent or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04	Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee, the Notes Representative and the Collateral Agent may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05	Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Notes Representative or the Collateral Agent or exercising any trust or power conferred on it. However, the Trustee, the Notes Representative and the Collateral Agent may refuse to follow any direction that conflicts with law or this Indenture that the Trustee, the Notes Representative or the Collateral Agent, as applicable, determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee, the Notes Representative or the Collateral Agent, as applicable, in personal liability or if the Holders do not provide indemnity and security satisfactory to the Trustee, the Notes Representative and the Collateral Agent, as applicable, in respect of such direction.

Section 6.06	Limitation on Suits.

No Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given to the Trustee or the Notes Representative and the Collateral Agent written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee or the Notes Representative and the Collateral Agent to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee, the Notes Representative or the Collateral Agent security or indemnity satisfactory to the Trustee, the Notes Representative or the Collateral Agent, as applicable, against any loss, liability or expense;

(4) the Trustee, the Notes Representative or the Collateral Agent does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee or the Notes Representative or the Collateral Agent a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that neither the Trustee, the Notes Representative nor the Collateral Agent has an affirmative duty to ascertain whether or not such by a Holder use prejudices the rights of, or obtains a preference or priority over, another Holder).

Section 6.07	Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, or interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08	Collection Suit by Trustee or the Notes Representative and the Collateral Agent.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium on, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

Section 6.09	Trustee or the Notes Representative and the Collateral Agent May File Proofs of Claim.

The Trustee or the Notes Representative and the Collateral Agent are authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee or the Notes Representative and the Collateral Agent, as applicable, (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee or the Notes Representative and the Collateral Agent, as applicable, and its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee or the Notes Representative and the Collateral Agent, as applicable, and in the event that the Trustee or the Notes Representative and the Collateral Agent, as applicable, shall consent to the making of such payments directly to the Holders, to pay to the Trustee or the Notes Representative and the Collateral Agent, as applicable, any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee or the Notes Representative and the Collateral Agent, as applicable, and its agents and counsel, and any other amounts due the Trustee or the Notes Representative and the Collateral Agent, as applicable, under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee or the Notes Representative and the Collateral Agent, as applicable, under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee or the Notes Representative and the Collateral Agent, as applicable, to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee or the Notes Representative and the Collateral Agent, as applicable, to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10	Priorities.

If the Trustee or the Notes Representative and the Collateral Agent collect any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, the Notes Representative and the Collateral Agent, as applicable, and its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Notes Representative and the Collateral Agent, as applicable, and the costs and expenses of collection due and owing under this Indenture, the Pledge and Security Agreement and the Intercreditor Agreement; provided, that, for the avoidance of doubt, such expenses shall include expenses incurred by the Trustee in connection with providing assistance to the Collateral Agent in getting direction from the Holders pursuant to an Act of Required Holders;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee, the Notes Representative or the Collateral Agent, as applicable, for any action taken or omitted by it in its respective capacity as a Trustee, Notes Representative or Collateral Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, the Notes Representative or the Collateral Agent or a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01	Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under similar circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holder, unless such Holder has offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Within two (2) Business Days of receiving a Noteholder Director Vacancy Notice, a Ballot Notice or a Noteholder Director Notice from the Company, the Trustee shall mail such Noteholder Director Vacancy Notice, such Ballot Notice or such Noteholder Director Notice to the Holders.

Section 7.02	Rights of Trustee.

(a) The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee received written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Note and this Indenture.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee under Article 7 and this Indenture generally, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(k) The Trustee shall not be required to take any other action that would violate a law or regulation to which it is subject.

Section 7.03	Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04	Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05	Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes, the Notes Representative and the Collateral Agent a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest on any Note, the Trustee may withhold the notice, and shall be protected in withholding such notice, if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of the Notes.

Section 7.06	Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA §313(b)(2). The Trustee will also transmit by mail all reports as required by TIA §313(c).

(b) A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company.

Section 7.07	Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time such compensation as the Company and the Trustee shall from time to time agree in writing for all services rendered by it hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Guarantors will, jointly and severally, indemnify the Trustee and its officers, directors, employees and agents against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 7.07 will survive any satisfaction, discharge or termination of this Indenture, including any termination under the Bankruptcy Code.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(9) or (10) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under the Bankruptcy Code.

(f) The Trustee will comply with the provisions of TIA §313(b)(2) to the extent applicable.

Section 7.08	Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under the Bankruptcy Code;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee

(g) The indemnity given to the retiring Trustee under Section 7.07 will survive the resignation of the retiring Trustee and any satisfaction, discharge or any other termination of this Indenture, including any termination under the Bankruptcy Code.

Section 7.09	Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10	Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee is subject to TIA §310(b).

Section 7.11	Preferential Collection of Claims Against Company.

The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA §311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02	Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, or interest on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03	Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18, 4.19 hereof and clause (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration, act of Holders or Act of Required Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3), (4), (5), (6), (7), (8) and (11)hereof will not constitute Events of Default.

Section 8.04	Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium on, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding anything to the contrary contained herein, the Company’s obligation to the Trustee, the Notes Representative and the Collateral Agent under Section 7.07 shall survive any satisfaction, discharge or any other termination of this Indenture, including any termination under the Bankruptcy Code.

Section 8.05	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06	Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium on, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07	Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium on, if any, or interest on any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Company, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Notes, the Note Guarantees or the Security Documents:

(1) to cure any ambiguity, defect or inconsistency that does not adversely affect the legal rights hereunder of any Holder in any material respect;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to Article 5 or Article 10 hereof;

(4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder in any material respect;

(5) to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6) to enter into a supplemental indenture to evidence the Reincorporation of the Company as permitted by the Plan upon receipt of an Officers’ Certificate from the Company confirming that shareholders holding at least 25 percent of the issued and outstanding common shares of the Company have approved the Reincorporation pursuant to the General Corporation Law of the State of Delaware;

(7) to enter into additional or supplemental Security Documents;

(8) to release Collateral in accordance with Section 10.05 of this Indenture and the Security Documents, except as set forth in Section 9.02 of this Indenture;

(9) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

(10) to evidence and provide for the acceptance and appointment (x) under this Indenture of a successor Trustee thereunder or (y) under the Security Documents of a successor Collateral Agent thereunder;

(11) to make any amendment to the provisions of this Indenture relating to the transfer and legending of the Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in the Notes being transferred in violation of the Securities Act or any applicable securities laws and (ii) such amendment does not materially and adversely affect the rights of the Holders of the Notes to transfer the Notes;

(12) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents;

(13) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;

(14) to modify the Security Documents to reflect additional extensions of credit and additional secured creditors holding secured obligations, so long as such secured obligations are not prohibited by this Indenture or any other security document; or

(15) to the extent required by the Intercreditor Agreement.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02	With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10, 4.15 and 4.19 hereof), the Notes, the Note Guarantees and the Security Documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of such documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail or post via DTC to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail or post via DTC such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture, the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.09, 4.10, 4.15 and 4.19 hereof);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium on, if any, or interest on, the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by Sections 3.09, 4.10, 4.15 or 4.19 hereof);

(8) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing Collateral, other than releasing Collateral governed by Sections 10.05(1), (2), (3), (5) and (6), from the Liens securing the Notes, shall require the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding.

Notwithstanding anything set forth herein to the contrary, the Notes held by Affiliates of the Company shall not be included in determining whether the requisite percentages set forth in this Section 9.02 have been met for (i) any amendment, modification, waiver, consent or other action with respect to any of the terms of this Indenture, any Note Guarantee or any Security Document or any departure by the Company or any Subsidiary therefrom, or any plan of reorganization pursuant to the Bankruptcy Code or (ii) directing or requiring the Trustee or any other party to undertake any action (or refrain from taking any action) with respect to or under this Indenture, any Note Guarantee or any Security Document.

Section 9.03	Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04	Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05	Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06	Trustee to Sign Amendments, etc.

The Trustee and the Collateral Agent will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee, Notes Representative and Collateral Agent. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee and the Collateral Agent will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 14.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent relating to the execution and delivery of such amended or supplemental indenture have been complied with and the such supplemental indenture constitutes the legal, valid and binding obligation of the Company and the Guarantors subject to customary exceptions.

ARTICLE 10

COLLATERAL SECURITY

Section 10.01	Security Interest

The due and punctual payment of the principal of, premium on, and if any, interest on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest (to the extent permitted by law), on the Notes and performance of all other Notes Obligations of the Company to the Holders of Notes or the Trustee under this Indenture and the Notes (including, without limitation, the Note Guarantees), according to the terms hereunder or thereunder, are secured as provided in the Security Documents. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Intercreditor Agreement and the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Collateral Agent to enter into the Intercreditor Agreement and the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Intercreditor Agreement and the Security Documents, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Intercreditor Agreement and Security Documents, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Intercreditor

Agreement and the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes. The Company will take, and will cause its Subsidiaries to take, upon request of the Trustee, any and all actions reasonably required to cause the Intercreditor Agreement and the Security Documents to create and maintain, as security for the Notes Obligations, a valid and enforceable perfected first-priority Lien in and on all the Collateral, in favor of the Collateral Agent for the benefit of the Holders of Notes and the Trustee superior to and prior to the rights of all third Persons and subject to no other Liens than Permitted Liens. Notwithstanding anything to the contrary contained herein, it shall be the sole responsibility of the Company to maintain perfection of such security interest. Neither the Trustee, the Notes Representative nor the Collateral Agent shall be responsible for maintaining perfection of such security interest.

Section 10.02	Intercreditor Agreement.

This Article 10 and the provisions of each other Security Document are subject to the terms, conditions and benefits set forth in the Intercreditor Agreement. The Company and each Guarantor consent to, and agree to be bound by, the terms of the Intercreditor Agreement, as the same may be in effect from time to time, and to perform their respective obligations thereunder in accordance with the terms therewith.

Section 10.03	[Reserved].

Section 10.04	[Reserved].

Section 10.05	Release of Liens in Respect of Notes.

The Collateral Agent’s Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Notes Obligations under this Indenture, and the right of the Holders of the Notes and such Notes Obligations to the benefits and proceeds of the Collateral Agent’s Liens on the Collateral will terminate and be discharged:

(1) upon the satisfaction and discharge of this Indenture, in accordance with Article 13 hereof;

(2) upon a Legal Defeasance or Covenant Defeasance of the Notes in accordance with Article 8 hereof;

(3) upon payment in full and discharge of all Notes outstanding under this Indenture and all other Notes Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full in cash and discharged;

(4) in whole or in part, with, if applicable, the consent of the Holders of the requisite percentage of Notes in accordance with Section 9.02 hereof;

(5) as to any Collateral (including, for the avoidance of doubt, any Capital Stock of any Guarantor and, in the case of a sale of all of the Capital Stock of a Guarantor, all of such Guarantor’s assets) that is sold, transferred or otherwise disposed of by the Company or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the

Company or a Restricted Subsidiary of the Company in a transaction or other circumstances that either (i) does not constitute an Asset Sale or (ii) otherwise complies with Section 4.10 of this Indenture, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that, the Collateral Agent’s Liens upon the Collateral will not be released if the sale or disposition is subject to Section 5.01 of this Indenture;

(6) if and to the extent required by the Intercreditor Agreement. For the avoidance of doubt, the release of any Liens of the Notes Representative, acting in its capacity as the Junior Representative (as defined in the Intercreditor Agreement), in the ABL Priority Collateral shall be automatic under the Intercreditor Agreement and shall not require the consent of any Holders.

Each Holder, by its agreement to hold the Notes, and each subsequent Holder, by its acquisition of Notes, hereby consents to and agrees to the terms of the Intercreditor Agreement and acknowledges that this consent is intended to be the consent required by TIA §316(b) for purposes of agreeing to the terms and conditions of the Intercreditor Agreement.

Section 10.06	Relative Rights.

Nothing in the Notes Document will:

(1) impair, as between the Company and the Holders of Notes, the obligation of the Company to pay principal of, premium and interest on the Notes in accordance with their terms or any other obligation of the Company or any Guarantor;

(2) affect the relative rights of Holders of Notes as against any other creditors of the Company or any Guarantor (other than holders of Permitted Prior Liens);

(3) restrict the right of any Holder of Notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the Intercreditor Agreement);

(4) restrict or prevent any holder of Notes or other Notes Obligations or the Collateral Agent from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the Intercreditor Agreement; or

(5) restrict or prevent any holder of Notes or other Notes Obligations or the Collateral Agent from taking any lawful action in an Insolvency Proceeding not specifically restricted or prohibited by the Intercreditor Agreement.

Section 10.07	Further Assurances; Insurance.

(a) The Company and each of the Guarantors shall do or cause to be done all acts and things that may be required, or that the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the holders of Notes Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Notes Documents.

(b) The Company and the Guarantors will:

(1) keep their properties adequately insured at all times by financially sound and reputable insurers;

(2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3) maintain such other insurance as may be required by law;

(4) maintain title insurance on all real property Collateral insuring the Collateral Agent’s Lien on that property, subject only to Permitted Prior Liens and other exceptions to title approved by the Collateral Agent; provided that title insurance need only be maintained on any particular parcel of real property having a Fair Market Value of more than $1.0 million; and

(5) maintain such other insurance as may be required by the Security Documents.

(c) Upon the request of the Collateral Agent, the Company and the Guarantors will furnish to the Collateral Agent full information as to their property and liability insurance carriers. Holders of Notes Obligations, as a class, will be named as additional insureds, with a waiver of subrogation, on all insurance policies of the Company and the Guarantors and the Collateral Agent will be named as loss payee, with 30 days’ notice of cancellation or material change, on all property and casualty insurance policies of the Company and the Guarantors.

Section 10.08	Release of Collateral.

(a) The Collateral subject to the Security Documents may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of this Indenture, in particular Sections 9.02 and 10.05 hereof, the Security Documents and the Intercreditor Agreement.

(b) The release of any Collateral shall not be deemed to impair the security in contravention of the provisions of this Indenture if and to the extent such assets are released pursuant to the terms of this Indenture, the Security Documents or the Intercreditor Agreement.

(c) In the event that the Company seeks to release the Collateral, the Company shall deliver an Officers’ Certificate and an Opinion of Counsel to the Collateral Agent stating that all conditions precedent relating to the release have been complied with.

(d) Subject to the terms and conditions of the relevant Security Documents and the Intercreditor Agreement, the Collateral Agent at the direction of the Trustee in accordance with an Act of Required Holders shall, if so requested by the Company in writing and based solely upon the Officers’ Certificate and Opinion of Counsel delivered to the Collateral Agent in preceding clause (c) above, authorize the Collateral Agent to execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents, and the Intercreditor Agreement.

ARTICLE 11

NOTE GUARANTEES

Section 11.01	Guarantee.

The Guarantors agree as follows upon becoming a party to this Indenture:

(a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Notes Obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium on, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee and the Collateral Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02	Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03	Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit E hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Domestic Subsidiary after the date of this Indenture, if required by Section 4.17 hereof, the Company will cause such Domestic Subsidiary to comply with the provisions of Section 4.17 hereof and this Article 11, to the extent applicable.

Section 11.04	Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 11.05 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(a) (i) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (the “Successor Guarantor”) unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, this Indenture and the Security Documents pursuant to a supplemental indenture and appropriate Security Documents satisfactory to the Trustee; (ii) the Successor Guarantor causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens under the applicable Security Documents on the Collateral owned by or transferred to the Successor Guarantor, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdiction and Opinions of Counsel confirming such perfection; (iii) the Collateral owned by or transferred to the Successor Guarantor shall: (A) continue to constitute Collateral under this Indenture and the applicable Security Documents, (B) be subject to Liens in favor of the Collateral Agent for the benefit of the Holders of the Notes and any other Notes Obligations and (C) not be subject to any Lien other than Permitted Liens; and (iv) the property and assets of the Person which is merged or consolidated with or into the Successor Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the applicable Security Documents, shall be treated as after-acquired property and the Successor Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture and the Security Documents; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 11.05	Releases.

(a) In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, then the corporation acquiring the property will be released and relieved of any Notes Obligations under the Note Guarantee;

(b) In the event of any sale or other disposition of Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company and such Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition, then such Guarantor will be released and relieved of any Notes Obligations under its Note Guarantee;

provided, in both cases, that (x) the consent provisions set forth in Section 9.02, if applicable, are met and (y) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof, if applicable. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent relating to the release have been complied with, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

(c) Upon designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, such Guarantor will be automatically released and relieved of any Notes Obligations under its Note Guarantee. The Company will send notice of such release to the Trustee and Collateral Agent.

(d) Upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 12 hereof, each Guarantor will be released and relieved of any Notes Obligations under its Note Guarantee.

(e) Upon the dissolution of a Guarantor if its assets are distributed to the Company or another Guarantor, such Guarantor will be released and relieved of any Notes Obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of, premium on, if any, and interest on, the Notes and for the other Notes Obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01	Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and interest to the date of maturity or redemption;

(2) in respect of subclause (b) of clause (1) of this Section 12.01, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 12.01, the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02	Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Company has made any payment of principal of, premium on, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13

COLLATERAL AGENT

Section 13.01	Appointment; Powers of the Collateral Agent.

(a) The Company and each holder of a Note by their acceptance thereof hereby designates and appoints U.S. Bank National Association to act as Collateral Agent under this

Indenture, and hereby authorizes the Collateral Agent to take such actions on their behalf under the provisions of this Indenture, the Intercreditor Agreement, and the other Security Documents to which it is a party and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture. For the avoidance of doubt, the Collateral Agent, acting as Notes Representative, is the only party authorized to take actions on behalf of the Notes Secured Parties under the Intercreditor Agreement.

(b) The Collateral Agent is irrevocably authorized and empowered to enter into and perform its obligations and protect, perfect, exercise and enforce its interest, rights, powers and remedies under the Security Documents and applicable law and in equity and to act as set forth in this Article 13 or, subject to the other provisions of this Indenture, as requested in any lawful directions given to it from time to time by the Company or in respect of any matter by an Act of Required Holders, except for those actions requiring consent specifically enumerated by Section 9.02, which shall require a greater percentage of consent of the Holders of an aggregate principal amount of the Notes then outstanding voting as a single class, as set forth in Section 9.02.

Section 13.02	For Sole and Exclusive Benefit of the Holders.

The Collateral Agent will accept, hold, administer and enforce all Liens on the Collateral at any time transferred or delivered to it and all other interests, rights, powers and remedies at any time granted to or enforceable by the Collateral Agent and all other Collateral solely and exclusively for the benefit of itself and the present and future Holders and any other holders of present and future Note Obligations, and will distribute all proceeds received by it in realization thereon or from enforcement thereof solely and exclusively pursuant to the provisions of the Intercreditor Agreement and under this Indenture in accordance with Section 6.10 hereof.

Section 13.03	No Implied Duty.

The Collateral Agent will not have any fiduciary duties nor will it have responsibilities or obligations other than those expressly assumed by it in this Indenture, the Intercreditor Agreement and the other Notes Documents to which it is a party in its capacity as Collateral Agent. The Collateral Agent will not be required to take any action that is contrary to applicable law or any provision of this Indenture, the Intercreditor Agreement or the other Notes Documents to which it is a party in its capacity as Collateral Agent. The permissive right of the Collateral Agent to take or refrain from taking any actions enumerated in this Indenture, the Intercreditor Agreement or any other Notes Document to which it is a party in its capacity as Collateral Agent shall not be construed as a duty.

The Collateral Agent shall have all of the rights, privileges, immunities and indemnities granted to the Trustee in Article 7 of the Indenture, including without limitation, those specifically set forth in Section 7.07 and Section 7.08(g), as if fully set forth herein which are in addition to those set forth in this Article 13.

Section 13.04	Appointment of Agents and Advisors.

The Collateral Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, appraisers or other experts or advisors selected by it in good faith as it may reasonably require and will not be responsible for any misconduct or negligence on the part of any of them.

Section 13.05	Other Agreements.

The Collateral Agent has accepted its appointment as Collateral Agent hereunder and is bound by the Security Documents executed by it as of the date of this Indenture and, as directed by an Act of Required Holders, the Collateral Agent shall execute additional Security Documents delivered to it after the date of this Indenture; provided, however, that such additional Security Documents do not adversely affect the rights, privileges, benefits and immunities of the Collateral Agent. The Collateral Agent will not otherwise be bound by, or be held obligated by, the provisions of any credit agreement, indenture or other agreement governing the Notes Obligations (other than this Indenture, the Intercreditor Agreement and the other Notes Documents to which it is a party).

Section 13.06	Solicitation of Instructions.

No written direction given to the Collateral Agent by the Trustee acting at the direction of an Act of Required Holders that in the reasonable good faith judgment of the Collateral Agents imposes or would reasonably be expected to impose upon the Collateral Agent any obligation or liability not set forth in or arising under this Indenture, the Intercreditor Agreement and the other Security Documents will be binding upon the Collateral Agent unless the Collateral Agent elects, at its sole option, to accept such direction and it is provided indemnity and security satisfactory to it.

Section 13.07	Limitation of Liability.

The Collateral Agent will not be responsible or liable for any action taken or omitted to be taken by it hereunder, the Intercreditor Agreement or under any other Security Document, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

Section 13.08	Entitled to Rely.

The Collateral Agent may seek and rely upon, and shall be fully protected in relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith and upon any certification, instruction, notice or other writing delivered to it by Company or any Guarantor in compliance with the provisions of this Indenture, the Intercreditor Agreement and the other Security Documents or delivered to it by the Notes Representative as to the Holders and any other holders of Notes Obligations for whom it acts, or a direction from the Trustee acting at the direction of an Act of Required Holders, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof. The Collateral Agent may act in reliance upon any instrument comporting with the provisions of this Indenture, the Intercreditor Agreement and the other Security Documents or any signature reasonably believed by it to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof or the other Security Documents has been duly authorized to do so. To the extent an

Officers’ Certificate or Opinion of Counsel is required or permitted under this Indenture, the Intercreditor Agreement or the other Security Documents to be delivered to the Collateral Agent in respect of any matter, the Collateral Agent may rely conclusively on an Officers’ Certificate or Opinion of Counsel as to such matter and such Officers’ Certificate or Opinion of Counsel shall be full warranty and protection to the Collateral Agent for any action taken, suffered or omitted by it under the provisions of this Indenture, the Intercreditor Agreement and the other Security Documents.

Section 13.09	Default.

The Collateral Agent will not be required to inquire as to the occurrence or absence of any Default hereunder or under the Intercreditor Agreement and will not be affected by or required to act upon any notice or knowledge as to the occurrence of any Default unless and until it receives written notice of such Default from the Required Holders and is directed by the Trustee acting in accordance with an Act of Required Holders and if required by the Collateral Agent, an indemnity and security satisfactory to it is provided under Section 13.11 hereof.

Section 13.10	Actions by Collateral Agent.

As to any matter not expressly provided for by this Indenture or the other Security Documents, the Collateral Agent will act or refrain from acting as directed by the Trustee acting in accordance with an Act of Required Holders and will be fully protected if it does so, and any action taken, suffered or omitted pursuant hereto or thereto shall be binding on the Holders and any other holders of Notes Obligations.

Section 13.11	Security and Indemnity in Favor of the Collateral Agent.

The Collateral Agent will not be required to take any action at the direction of the Holders or any other holders of Notes Obligations, to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with pre-funding, security and indemnity reasonably satisfactory to it against any and all cost, loss, liability or expense which may be incurred by it by reason of taking or continuing to take such action.

Section 13.12	Rights of the Collateral Agent.

In the event there is any bona fide, good faith disagreement between the other parties to this Indenture, the Intercreditor Agreement or any of the other Security Documents resulting in adverse claims being made in connection with Collateral held by the Collateral Agent and the terms of this Indenture, the Intercreditor Agreement or any of the other Security Documents do not unambiguously mandate the action the Collateral Agent is to take or not to take in connection therewith under the circumstances then existing, or the Collateral Agent is in doubt as to what action it is required to take or not to take hereunder or under the other Security Documents, it will be entitled to refrain from taking any action (and will incur no liability for doing so) until directed otherwise (subject to Section 13.11) in writing by a request signed jointly by the parties hereto entitled to give such direction or by order of a court of competent jurisdiction.

Section 13.13	Limitations on Duty of Collateral Agent in Respect of Collateral.

(a) Beyond the exercise of reasonable care in the custody of Notes Collateral in its possession, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Notes Collateral; it shall be the sole responsibility of the Company to take any necessary action to preserve, protect or perfect the security interests granted to the Collateral Agent; provided, however, that, notwithstanding the foregoing, the Collateral Agent will execute, file or record UCC-3 continuation statements and other documents and instruments to preserve, protect or perfect the security interests granted to the Collateral Agent (subject to the priorities set forth herein) if it shall receive a specific written request to execute, file or record the particular continuation statement or other specific document or instrument by an Act of Required Holders. The Collateral Agent will be deemed to have exercised reasonable care in the custody of the Notes Collateral in its possession if the Notes Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Notes Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent with due care. Pursuant to applicable law, if the Company and the Guarantors fail to take any necessary action to preserve, protect or perfect the security interests granted to the Collateral Agent, the Company and the Guarantors authorize the Collateral Agent to file or record financing statements and other filing or recording documents or instruments without the signature of Company or such Guarantor, as directed by an Act of Required Holders in such form and in such offices as may be necessary or as so directed or by an Opinion of Counsel, in each case as is appropriate to perfect the security interests of the Collateral Agent in the Collateral under the Security Documents. This authorization, however, shall not relieve Company or the Guarantors from their obligations to perfect or maintain the perfection of any Liens on the Collateral as may be required hereby or by any of the Notes Documents.

(b) The Collateral Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of Company or any Guarantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Agent hereby disclaims any representation or warranty to the present and future Holders or any other holders of the Notes Obligations concerning the perfection of the Liens granted to it or in the value of any of the Collateral.

Section 13.14	Assumption of Rights, No Assumption of Duties.

Notwithstanding anything to the contrary contained herein: (a) each of the parties thereto will remain liable under each of the Security Documents (other than this Indenture) to the extent set forth therein to perform all of their respective duties and obligations thereunder to the same extent as if this Indenture had not been executed; (b) the exercise by the Collateral Agent of any of its rights, remedies or powers hereunder will not release such parties from any of their respective duties or obligations under the other Security Documents; and (c) the Collateral Agent will not be obligated to perform any of the obligations or duties of any of the parties thereunder other than those of the Collateral Agent.

Section 13.15	No Liability for Clean Up of Hazardous Materials.

In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

Section 13.16	Resignation or Removal of Collateral Agent.

Subject to the appointment of a successor Collateral Agent as provided in Section 13.17 and the acceptance of such appointment by the successor Collateral Agent:

(a) the Collateral Agent may resign at any time by giving not less than 30 days’ notice of resignation to each of the Trustee and the Company, provided that such notice period may be waived with the consent of both the Trustee and the Company; and

(b) the Collateral Agent may be removed at any time, with or without cause, by an Act of Required Holders.

Section 13.17	Appointment of Successor Collateral Agent.

Upon any such resignation or removal, a successor Collateral Agent may be appointed by an Act of Required Holders. If no successor Collateral Agent has been so appointed and accepted such appointment within 30 days after the predecessor Collateral Agent gave notice of resignation or was removed, Company shall appoint a successor Collateral Agent. If such appointment has not been made within such 30 day period, Company and/or the Collateral Agent may petition a court of competent jurisdiction for appointment of a successor Collateral Agent. Each successor Collateral Agent must be a bank or trust company:

(a) authorized to exercise corporate trust powers;

(b) having a combined capital and surplus of at least $50,000,000; and

(c) that is not the Company or its Affiliates.

The Collateral Agent will fulfill its obligations hereunder until a successor Collateral Agent meeting the requirements of this Section 13.17 has accepted its appointment as Collateral Agent and the provisions of Section 13.18 have been satisfied.

Section 13.18	Succession.

When the Person so appointed as successor Collateral Agent accepts such appointment:

(a) such Person will succeed to and become vested with all the rights, powers, privileges and duties of the predecessor Collateral Agent, upon the payment of any and all amounts due and owing to the predecessor Collateral Agent and the predecessor Collateral Agent will be discharged from its duties and obligations hereunder; and

(b) the predecessor Collateral Agent will (at the expense of Company) promptly transfer all Liens and collateral security and other Collateral within its possession or control to the possession or control of the successor Collateral Agent and will execute instruments and assignments as may be necessary or reasonably requested by the successor Collateral Agent to transfer to the successor Collateral Agent all Liens, interests, rights, powers and remedies of the predecessor Collateral Agent in respect of the Security Documents or the Collateral.

Thereafter, the predecessor Collateral Agent will remain entitled to enforce the immunities granted to it in this Article 13 of the Indenture and these protections, immunities and indemnities given to the predecessor Collateral Agent shall survive the resignation, removal and any termination of this Indenture including any termination under the Bankruptcy Code.

Section 13.19	Merger, Conversion or Consolidation of Collateral Agent.

Any business entity into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Collateral Agent shall be the successor of the Collateral Agent pursuant to Section 13.18, without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession; provided, however, that anything herein to the contrary notwithstanding, such entity satisfies the eligibility requirements specified in clauses (a) through (c) of Section 13.17. The Collateral Agent shall use commercially reasonable efforts to notify the Company and any other Notes Representative prior to any such merger, conversion or consolidation; provided, however, that any failure to do so shall not limit or prevent the effectiveness of the successor described herein.

ARTICLE 14

MISCELLANEOUS

Section 14.01	Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 14.02	Notices.

Any notice or communication by the Company, any Guarantor or the Trustee and Collateral Agent to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested) (or, if the Notes are held in global book-entry form, posted with DTC), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Goodman Networks Incorporated

2801 Network Blvd., Suite 300

Frisco, TX 75034

Facsimile No.: (972) 421-5753

Attention: John Debus, Interim Chief Financial Officer

Email: jdebus@goodmannetworks.com

With a copy to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219 -7672

Facsimile No.: (214) 200-0677

Attention: Monika Singh Sanford, Esq.

Email: monika.sanford@haynesboone.com

If to the Trustee:

UMB Bank, National Association

140 Broadway, Suite 4624

New York, NY 10005

Facsimile No.: (314) 612-8499

Attention: Julius R. Zamora

Email: Julius.Zamora@umb.com

With a copy to:

Reed Smith LLP

1301 K Street, N.W.

Suite 1000 - East Tower

Washington, D.C. 20005-3373

Facsimile No.: (202) 414-9299

Attention: Michele D. Ross, Esq.

Email: mross@reedsmith.com

If to the Collateral Agent:

U.S. Bank National Association

8 Greenway Plaza, Suite 1100

Houston, Texas 77046

Facsimile No.: (713) 212-3718

Attention: Steven A. Finklea

E-mail: steven.finklea@usbank.com

With a copy to:

McGuire, Craddock & Struther, P.C.

2501 N. Harwood Street, Suite 1800

Dallas, Texas 75201

Facsimile No.: (214) 954-6868

Attention: Charles J. McGuire, Esq.

Email: cmcguire@mcslaw.com

The Company, any Guarantor, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. All notices and communications to the Holders of global book-entry Notes will be deemed to be given when delivered to DTC in accordance with its customary procedures.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar or, if the Notes are held in global book-entry form, posted with DTC. Any notice or communication will also be so mailed to any Person described in TIA §313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 14.03	Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA §312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).

Section 14.04	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05 hereof, to the extent applicable) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA §314(a)(4)) must comply with the provisions of TIA §314(e) and must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.06	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07	No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Documents, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 14.08	Governing Law.

THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 14.09	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10	Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 hereof.

Section 14.11	Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 14.12	Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 14.13	Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 14.14	Waiver of Jury Trial.

EACH OF THE COMPANY, EACH GUARANTOR, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 14.15	Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

[Signatures on following page]

SIGNATURES

Dated as of May 31, 2017

Goodman Networks Incorporated

By:	/s/ John Debus
Name: John Debus
Title: Interim Chief Financial Officer

[Signature Page to Indenture]

UMB BANK, NATIONAL ASSOCIATION,

as Trustee

By:	/s/ Julius R. Zamora
Name: Julius R. Zamora
Title: Vice President

[Signature Page to Indenture]

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

By:	/s/ Steven A. Finklea
Name: Steven A. Finklea
Title: Vice President

[Signature Page to Indenture]

SCHEDULE 1.01(a)

LIST OF COMPETITORS

Ansco & Associates, LLC

Bechtel Corporation

Black & Veatch Holding Company

BlueStream Professional Services

Clear Sky

Digital Satellite, Inc.

DirectSat/Unitek Global Services

DW Direct

Dycom Industries, Inc.

Empath

Empire Telecom

Erickson

Jacobs Engineering Group

Mastec

Nexius Solutions, Inc.

Parsons Corporation

Science Applications International Corporation (SAIC)

Starlight STM

Velocitel, Inc.

EXHIBIT A

[Insert DTC Global Legend]

[Face of Note]

CUSIP/ISIN:

8.000% Senior Secured Notes due 2022

$

No.

GOODMAN NETWORKS INCORPORATED

promises to pay to                      or registered assigns,

the principal sum of          DOLLARS

on             , 20    .

Interest Payment Dates: October 15 and April 15

Record Dates: October 1 and April 1

Dated:

GOODMAN NETWORKS INCORPORATED

By:
	Name:	John Debus
	Title:	Interim Chief Financial Officer

This is one of the Notes referred to in the within-mentioned Indenture:

UMB BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Back of Note]

8.000% Senior Secured Notes due 2022

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Goodman Networks Incorporated, a Texas corporation (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 8.000% per annum from May 31, 2017 until maturity. The Company will pay interest semi-annually in arrears on October 15 and April 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided further that the first Interest Payment Date shall be October 15, 2017. The Company will pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue principal at a rate that is 2% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on October 1 and April 1 immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Paying Agent and Registrar, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest on all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, UMB Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4) INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of May 31, 2017 (the “Indenture”) between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company and are secured pursuant to the Security Documents referred to in the Indenture.

(5) OPTIONAL REDEMPTION.

(a) At any time prior to the third anniversary of the date of the Indenture, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes originally issued under the Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 108.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant Interest Payment Date) with the net cash proceeds of an Equity Offering by the Company or a capital contribution to the Company’s common equity made with the net cash proceeds of a concurrent Equity Offering by the Company’s direct or indirect parent; provided that:

(A) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption;

(B) the redemption occurs within 120 days of the date of the closing of such Equity Offering; and

(C) the Company furnishes an Officers’ Certificate certifying that such redemption is being effectuated pursuant to Section 3.07(a) and that such Equity Offering complies with the terms of Section 3.07(a).

(b) At any time prior to the third anniversary of the date of the Indenture, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to the applicable date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date; provided, the Company shall furnish an Officers’ Certificate certifying that such redemption is being effectuated pursuant to Section 3.07(b).

(c) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to the third anniversary of the date of the Indenture. Notwithstanding the foregoing, the Company shall be permitted to refinance the Notes in full at par on or prior to the first anniversary of the date of this Indenture with the proceeds of other Indebtedness; provided, the Company shall furnish an Officers’ Certificate certifying that such redemption is being effectuated pursuant to the second sentence of Section 3.07(c).

(d) On or after the third anniversary of the date of the Indenture, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date, if redeemed during the period indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant Interest Payment Date; provided, the Company shall furnish an Officers’ Certificate setting forth the relevant percentage below and certifying that such redemption is being effectuated pursuant to Section 3.07(d):

For the period below	Percentage
On or after the third anniversary of the date of the Indenture and before the fourth anniversary of the date of the Indenture	102.000%
On or after the fourth anniversary of the date of the Indenture and before November 30, 2021	101.000%
On or after November 30, 2021	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) REPURCHASE AT THE OPTION OF HOLDER IN CONNECTION WITH CHANGE OF CONTROL OFFER.

If there is a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (in integral multiples of $1.00) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date; provided, that for the avoidance of doubt, the premiums set forth in Section 3.07 shall not be applicable to any redemption made pursuant to Section 4.15. Within 30 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(7) REPURCHASE AT THE OPTION OF HOLDER BY APPLICATION OF EXCESS PROCEEDS. If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within 15 Business Days after the aggregate amount of Excess Proceeds exceeds $2.5 million, the Company will perform one of the following:

(a) if the Senior Secured Leverage Ratio, calculated on a pro forma basis giving effect to such Asset Sale, is less than or equal to 3.50 to 1.00 (i) make an Asset Sale Offer to all Holders of Notes to purchase, prepay or redeem the maximum principal amount of Notes that may be purchased, prepaid or redeemed out of the Excess Proceeds or (ii) redeem the PIK Preferred Stock with the Excess Proceeds; or

(b) if the Senior Secured Leverage Ratio, calculated on a pro forma basis giving effect to such Asset Sale, is greater than 3.50 to 1.00, make an Asset Sale Offer to all Holders of Notes to purchase, prepay or redeem the maximum principal amount of Notes that may be purchased, prepaid or redeemed out of the Excess Proceeds.

The Company will follow the notice procedures set forth in Section 3.09 of the Indenture. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes purchased, plus accrued and unpaid interest on the Notes to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose expressly permitted by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes shall be purchased on a pro rata basis based on the principal amount of Notes tendered and remaining Excess Proceeds shall be used for any purpose expressly permitted by the Indenture. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8) EXCESS CASH FLOW REDEMPTION. To the extent that the Excess Cash Flow Amount for any Applicable Period cannot be applied to the redemption of the PIK Preferred Stock pursuant to the terms of such PIK Preferred Stock in effect on the issue date under applicable law, pursuant to the terms of the Credit Facilities, or cannot be applied in a manner consistent with the PIK Preferred Stock documentation as in effect on the issue date, such Excess Cash Flow Amount shall be used to redeem the Notes at a price of 100% pursuant to Section 4.19. Once the PIK Preferred Stock has been redeemed in full, the Excess Cash Flow Amount shall be applied in its entirety to redeem the Notes pursuant to Section 4.19.

Within five Business Days following the date of the delivery of the Company’s quarterly or annual, as applicable, financial statements with respect to the most recently ended Applicable Period, the Company shall (a) redeem Notes in an amount equal to the Excess Cash Flow Amount to purchase Notes at a redemption price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest to, but not including, the date of purchase and (b) deliver to the Trustee an Officers’ Certificate setting forth the calculations in reasonable detail in connection with the Excess Cash Flow redemption in respect of such Applicable Period, including, without limitation, the relevant Excess Cash Flow Amount and relevant Excess Cash Flow Percentage (with reference to the clause within the definition of Excess Cash Flow Percentage that is being relied upon for such Applicable Period). Any redemption pursuant to Section 4.19 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof, accompanied by an Officers’ Certificate certifying that such redemption is being made pursuant to Section 4.19. For the avoidance of doubt, the premiums set forth in Section 3.07 shall not be applicable to any redemption made pursuant to Section 4.19.

(9) NOTICE OF REDEMPTION. Subject to Section 3.09, at least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail (or post with DTC, as applicable), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof. Notes and portions of Notes selected will be in integral multiples of $1.00; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(10) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in minimum denominations of $1.00 and integral multiples thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of such Note for all purposes. Only registered Holders have rights under the Indenture.

(12) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees and the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of such documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes, the Note Guarantees or the Security Documents may be amended or supplemented to cure any ambiguity, defect or inconsistency that does not adversely affect the legal rights hereunder of any Holder in any material respect, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to Article 5 or Article 10 of the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder in all material respects, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to enter into a supplemental indenture to evidence the Reincorporation of the Company as permitted by the Plan upon receipt of an Officers’ Certificate from the Company confirming that shareholders holding at least 25 percent of the issued and outstanding common shares of the Company have approved the Reincorporation pursuant to the General Corporation Law of the State of Delaware, to enter into additional or supplemental Security Documents, to release Collateral in accordance with Section 10.05 of the Indenture and the Security Documents, except as set forth in Section 9.02 of the Indenture, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, to evidence and provide for the acceptance and appointment (x) under the Indenture of a successor Trustee or Collateral Agent thereunder or (y) under the Security Documents of a successor Collateral Agent thereunder, to make any amendment to the provisions of the Indenture relating to the transfer and legending of the Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes (provided, however, that (i) compliance with the Indenture as so amended would not result in the Notes being transferred in violation of the Securities Act or any applicable securities laws and (ii) such amendment does not materially and adversely affect the rights of the Holders of the Notes to transfer the Notes), to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in the Indenture or any of the Security Documents, to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes, to modify the Security Documents to reflect additional extensions of credit and additional secured creditors holding secured obligations, so long as such secured obligations are not prohibited by the Indenture or any other security document, or to the extent required by the Intercreditor Agreement.

(13) DEFAULTS AND REMEDIES. The Notes are subject to the Defaults and Events of Default set forth in Section 6.01 of the Indenture. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Notes Representative or the

Collateral Agent or exercising any trust or power conferred on it. The Trustee may withhold from Holders, the Notes Representative, and the Collateral Agent notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in the Holders’ interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all the Holders, (a) rescind an acceleration and its consequences under the Indenture, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal of, premium on, if any, or interest on the Notes that has become due solely because of the acceleration) have been cured or waived and (b) waive an existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on the Notes (including in connection with an offer to purchase). The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(14) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(15) NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) [Reserved].

(19) CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and corresponding ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and corresponding ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(20) GOVERNING LAW. THIS NOTE, THE NOTE GUARANTEES AND THE INDENTURE WILL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Goodman Networks Incorporated

2801 Network Blvd., Suite 300

Frisco, Texas 75034

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                           to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

REDEMPTION OR REPURCHASE OF NOTE

If this Note is being redeemed or purchased by the Company pursuant to Section 3.07(a), Section 3.07(b), Section 3.07(c), Section 3.07(d), Section 4.10, Section 4.15 or Section 4.19 of the Indenture, please check the appropriate box below:

☐ Section 3.07(a) ☐ Section 3.07(b) ☐ Section 3.07(c) ☐ Section 3.07(d)

☐ Section 4.10 ☐ Section 4.15 ☐ Section 4.19

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have all or only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS in THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

[RESERVED]

B-1

EXHIBIT C

[RESERVED]

C-1

EXHIBIT D

[RESERVED]

D-1

EXHIBIT E

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of May 31, 2017 (the “Indenture”) by and among Goodman Networks Incorporated (the “Company”), UMB Bank, National Association, as trustee (the “Trustee”), and U.S. Bank National Association, as collateral agent, (a) the due and punctual payment of the principal of, premium on, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of, premium on, if any, and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

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EXHIBIT F

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                     , among                      (the “Guaranteeing Subsidiary”), a subsidiary of Goodman Networks Incorporated (or its permitted successor), a Texas corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein), UMB Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”) and U.S. Bank National Association, as collateral agent under the Indenture referred to below (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee and the Collateral Agent an indenture (the “Indenture”), dated as of May 31, 2017 providing for the issuance of 8.000% Senior Secured Notes due 2022 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee and Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof.

3. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

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4. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE AND THE COLLATERAL AGENT. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[NEW GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

GOODMAN NETWORKS INCORPORATED

By:
Name:
Title:

MULTIBAND FIELD SERVICES, INCORPORATED

By:
Name:
Title:

GOODMAN NETWORKS SERVICES, LLC

By:
Name:
Title:

[ADDITIONAL GUARANTORS IN EXISTENCE PRIOR TO THE DATE HEREOF]

By:
Name:
Title:

UMB BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:
Authorized Signatory

[Signature Page to Supplemental Indenture]

EXHIBIT G

[RESERVED]

EXHIBIT H

FORM OF INTERCREDITOR AGREEMENT

[Attached]

EXHIBIT I

FORM OF PLEDGE AND SECURITY AGREEMENT

[Attached]